UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934 (Amendment No.     )

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UNITED BANKSHARES, INC.

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NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that, pursuant to the call of its Board of Directors, the 2019 Annual Meeting of Shareholders of UNITED BANKSHARES, INC. (“United”) will be held at the Washington Golf & Country Club, 3017 North Glebe Road, Arlington, Virginia on Wednesday, May 15, 2019, at 4:00 p.m., local time, for the purpose of considering and voting upon the following matters:

1.    To elect ten (10) persons to serve as directors of United. The nominees selected by the current Board of Directors are listed in the accompanying Proxy Statement for this Annual Meeting.

2.    To ratify the selection of Ernst & Young LLP to act as the independent registered public accounting firm for 2019.

3.    To approve, on an advisory basis, the compensation of United’s named executive officers.

The close of business on March 7, 2019, has been fixed by the Board of Directors as the record date for determining the shareholders entitled to notice of and to vote at this Annual Meeting.

WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE REGARDLESS OF YOUR PLANS TO ATTEND THIS MEETING. IF YOU DO ATTEND, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

TWO INDIVIDUALS, WHO ARE NOT DIRECTORS OF UNITED, HAVE BEEN NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED BY PROXY. IF YOU WISH TO CHOOSE SOME OTHER PERSON TO ACT AS YOUR PROXY, MARK OUT THE PRINTED NAME AND WRITE IN THE NAME OF THE PERSON YOU SELECT.

By Order of the Board of Directors

Richard M. Adams

Chairman of the Board and

Chief Executive Officer

April 1, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2019

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our 2018 Annual Report, are available free of charge on the following website: www.ubsi-inc.com.

UNITED BANKSHARES, INC.

2019 PROXY STATEMENT

United Bankshares, Inc. P.O. Box 1508 United Square Fifth and Avery Streets Parkersburg, West Virginia 26101

PROXY STATEMENT

General Information

These proxy materials are delivered in connection with the solicitation by the Board of Directors of United Bankshares, Inc. (“United,” the “Company,” “we,” or “us”), a West Virginia corporation, of proxies to be voted at our 2019 Annual Meeting of Shareholders and at any adjournment or postponement.

You are invited to attend our Annual Meeting of Shareholders on May 15, 2019, beginning at 4:00 p.m. The Meeting will be held at the Washington Golf & Country Club, 3017 North Glebe Road, Arlington, Virginia.

This proxy statement, form of proxy and voting instructions are being mailed on or about April 1, 2019.

VOTING INFORMATION

Shareholders Entitled to Vote

Holders of record of United common shares at the close of business on March 7, 2019, are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 102,232,181 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting.

Proxies

Shareholders of record may vote their proxies by mail, in person at the Annual Meeting, by telephone or by Internet.

Proxies may be revoked at any time before they are exercised by (1) written notice to the Secretary of the Company, (2) timely delivery of a valid, later-dated proxy or (3) voting at the Annual Meeting.

You may save us the expense of a second mailing by voting promptly. Choose one of the following voting methods to cast your vote.

Vote By Mail

If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to us in the postage-paid envelope provided.

Vote By Telephone or Internet

If you have telephone or Internet access, you may submit your proxy by following the instructions on the proxy card.

Vote at the Annual Meeting

The method by which you vote now will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

Voting on Other Matters

If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the enclosed form of proxy intend to exercise their discretionary authority in accordance with applicable federal and state laws and regulations to vote on those matters for you. On the date this proxy statement went to press, we do not know of any other matter to be raised at the Annual Meeting.

Required Vote and Cumulative Voting

The presence, in person or by proxy, of the holders of a majority of all of the shares of stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

A plurality of the votes cast is required for the election of directors. Abstentions and broker “non-votes” are not counted for purposes of the election of directors.

In the election of directors, shareholders cast one (1) vote for each nominee for each share held. However, every shareholder has the right of cumulative voting, in person or by proxy, in the election of directors. Cumulative voting gives each shareholder the right to aggregate all votes which he or she is entitled to cast in the election of directors and to cast all such votes for one candidate or distribute them among as many candidates and in such a manner as the shareholder desires.

At our 2019 Annual Meeting, the number of directors to be elected will be ten (10), and each shareholder will have the right to cast ten (10) votes in the election of directors for each share of stock held on the record date. If you wish to exercise, by proxy, your right to cumulative voting in the election of directors, you must provide a proxy showing how your votes are to be distributed among one or more candidates. Unless contrary instructions are given by a shareholder who signs and returns a proxy, all votes for the election of directors represented by such proxy will be divided equally among the nominees to be elected. If cumulative voting is invoked by any shareholder, the vote represented by the proxies delivered pursuant to this solicitation, which does not contain contrary instructions, may be cumulated at the discretion of the Board of Directors of United Bankshares, Inc. in order to elect to the Board of Directors the maximum number of nominees named in this proxy statement.

With respect to (i) the ratification of the selection of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year that began January 1, 2019, and (ii) the nonbinding resolution to approve the compensation of United’s named executive officers, if a quorum exists, the affirmative vote of a majority of the votes cast is required for approval of such matters. In voting for these matters, shares may be voted “for” or “against” or “abstain”. In determining whether any of these proposals has received the requisite number of affirmative votes, abstentions and broker “non-votes” will be disregarded and have no effect on the outcome of the vote.

On March 7, 2019, there were 102,232,181 shares of common stock outstanding that are held by approximately 6,485 shareholders of record and 65,985 shareholders in street name. The presence in person or proxy of a majority of the outstanding shares of United Bankshares, Inc. will constitute a quorum at the Annual Meeting.

Cost of Proxy Solicitation

We will bear the entire cost of soliciting proxies from our shareholders. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission, or facsimile transmission. United has retained Georgeson LLC of New York, New York (“Georgeson”) pursuant to a retention letter dated February 5, 2019, to assist in soliciting proxies from institutional investors, nominee accounts and beneficial holders. United is not retaining Georgeson to solicit proxies from registered holders or from non-objecting beneficial owners. Georgeson’s fee for the above services is $6,500 plus reasonable disbursements that may include the broker search, printing, postage, courier charges, filing reports, data transmissions and other expenses approved by United.

In order to facilitate and expedite distribution of these proxy solicitation materials to brokers, fiduciaries, nominee holders and institutional investors, United has retained Proxy Express of Lyndhurst, New Jersey. Proxy Express will contact all broker and other nominee accounts identified on United’s shareholder mailing list in order to facilitate determination of the number of sets of proxy materials such accounts require for purposes of forwarding the same to beneficial owners. Brokers, fiduciaries, custodians and other nominees have been requested to forward solicitation materials to the beneficial owners of the Company’s common stock. Upon request we will reimburse these entities for their reasonable expenses. Proxy Express will then assist in the delivery of proxy materials to these accounts for distribution. Proxy Express will also assist in the distribution of proxy materials to institutional investors.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to our shareholders, we are relying upon Securities and Exchange Commission (“SEC”) rules that permit us to deliver only one proxy statement and annual report to multiple shareholders who share an address unless we received contrary instructions from any shareholders at that address. If you share an address with another shareholder and have received only one proxy statement and annual report, you may write or call us as specified below to request a separate copy of these materials and we will promptly send them to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of our proxy statement and annual report, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting us at: United Bankshares, Inc., Shareholder Relations Department, 514 Market Street, Parkersburg, WV 26102 or by telephoning us at (304) 424-8800.

List of Shareholders

If a shareholder requests a list of shareholders entitled to vote at the 2019 Annual Meeting for purposes of soliciting the shareholders or sending a written communication to the shareholders, then the Company will either (i) provide the list to the requesting shareholder upon receipt of an affidavit of the requesting shareholder that he will not use the list for any purpose other than to solicit shareholders with respect to the 2019 Annual Meeting; or (ii) mail the requesting shareholder’s materials to the shareholders.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors consists of one class of ten (10) directors. Ten (10) directors will be elected at our 2019 Annual Meeting to serve for a one-year term expiring at our Annual Meeting in the year 2020. The Company’s Restated Bylaws provide that the number of directors shall be at least five (5) and no more than thirty-five (35) with the composition and number of nominees to be set at the discretion of the Board of Directors. For the election of directors at the 2019 Annual Meeting, the Board of Directors established the composition and number of directors to be elected at ten (10).

The persons named in the enclosed proxy intend to vote the proxy for the election of each of the ten (10) nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees. Each nominee elected as a director will continue in office until his successor has been elected or until his death, resignation or retirement.

The Board of Directors has proposed the following nominees for election as directors with terms expiring in 2020 at the Annual Meeting: Richard M. Adams, Peter A. Converse, Michael P. Fitzgerald, Theodore J. Georgelas, J. Paul McNamara, Mark R. Nesselroad, Albert H. Small, Jr., Mary K. Weddle, Gary G. White and P. Clinton Winter. All of the nominees are directors standing for re-election.

The Board of Directors recommends a vote “FOR” the election of each of these nominees for Director.

We expect each nominee for election as a director to be able to serve if elected. To the extent permitted under applicable law, if any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of directors serving on the Board.

The principal occupation, current public company directorships and public company directorships held at any time during the past five years, share holdings and the specific experience, qualifications, attributes and skills considered by the Board in concluding that the nominees are qualified to serve as a director of the Company are set forth on the following pages.

DIRECTORS WHOSE TERMS EXPIRE IN 2019 AND NOMINEES FOR DIRECTORS

	Amount of Beneficial Ownership of Shares of Common Stock and Options (c)

Name, Age, Principal Occupation and Directorships for the Last Five Years and Experience, Qualifications and Skills (d)	Shares (a)	Options (b)%

RICHARD M. ADAMS, 72, is the Chairman and Chief Executive Officer of United and the Chairman of the Board of United Bank. Mr. Adams previously served as the Chairman and Chief Executive Officer of United Bank, Inc., a former subsidiary of United. Mr. Adams also served as the Chief Executive Officer of The Parkersburg National Bank (PNB), the predecessor to United, from 1975 to 1984, and as the Chairman of the Board of PNB from 1976 to 1984. Mr. Adams has been a director of the Company since 1984.	776,056	315,312	1.06%

Mr. Adams has worked in the banking industry for more than 45 years and has successfully served as the Company’s Chairman and Chief Executive Officer for over 40 years. Mr. Adams has the experience and expertise necessary to understand the opportunities and challenges facing the Company, and he possesses the requisite leadership and management skills to promote and execute the Company’s values and strategy. Mr. Adams is very familiar with the Company’s business, industry, regulatory requirements, and markets. As Chairman and Chief Executive Officer, Mr. Adams provides unified leadership for the Company, promotes the development and implementation of corporate strategy, and contributes to a more efficient and effective board. Mr. Adams has successfully guided the Company through 31 acquisitions, growing the Company from $100 million to $19.3 billion in assets. Mr. Adams also serves on the Executive Committee.

ROBERT G. ASTORG, 75, is a Certified Public Accountant (CPA) and the Principal of Astorg & Jones CPAs, A.C. Mr. Astorg is also the Owner of Robert G. Astorg, CPA, PLLC. Mr. Astorg is a director of United Bank. Mr. Astorg has been a director of the Company since 1991.	44,220	—	*

Mr. Astorg’s career has been mainly in the accounting and tax services business. Mr. Astorg has managed or owned a Certified Public Accountant practice since 1973. Through his business career, Mr. Astorg has developed relationships with a multitude of business types and sizes. Mr. Astorg has a great deal of knowledge about strategic planning, human resources, as well as financial services. As a Certified Public Accountant, Mr. Astorg is able to analyze and understand the financial aspects of business. Mr. Astorg has over 40 years of experience on audit committees of banking companies. Mr. Astorg brings this broad and relevant experience to his role as a director of the Company, a member of the Risk Committee and the Chairman of the Audit Committee, where he has served as a financial expert for many years.

PETER A. CONVERSE, 68, is the former President and Chief Executive Officer of Virginia Commerce Bancorp, Inc. and Virginia Commerce Bank. Mr. Converse is a director of United Bank. Mr. Converse has been a director of the Company since 2014.	479,020	—	*

Mr. Converse has extensive community banking experience of over 40 years in the Washington, D.C. area. He served as President, Chief Executive Officer and a director of Virginia Commerce Bancorp, Inc. for 20 years until January 2014 when Virginia Commerce Bancorp, Inc. was acquired by United. Prior to that, Mr. Converse was the Senior Vice President/Chief Lending Officer for Federal Capital Bank from March 1992 to December 1993; Senior Vice President of Bank of Maryland from October 1990 to March 1992; and Executive Vice President/Chief Lending Officer for Century National Bank from May 1986 to July 1990 and Senior Vice President/Chief Lending Officer for Central National Bank from July 1979 to April 1986. Mr. Converse is a member of the Executive Committee.

DIRECTORS WHOSE TERMS EXPIRE IN 2019 AND NOMINEES FOR DIRECTORS

	Amount of Beneficial Ownership of Shares of Common Stock and Options (c)

Name, Age, Principal Occupation and Directorships for the Last Five Years and Experience, Qualifications and Skills (d)	Shares (a)	Options (b)%

MICHAEL P. FITZGERALD, 62, is the former Co-Founder, Chairman, Chief Executive Officer and President of Bank of Georgetown. Mr. Fitzgerald is the President and a director of United Bank. Mr. Fitzgerald is a former Vice Chairman of United Bank. Mr. Fitzgerald has been a director of the Company since 2016.	214,178	—	*

Mr. Fitzgerald has almost 35 years of experience helping businesses achieve their financial goals through his work in the Washington, D.C. area commercial banking industry. His career prior to Bank of Georgetown included a variety of senior executive roles at some of the region’s most prestigious banking institutions. He served as Senior Vice President of Sequoia Bank (and subsequently United Bank post-merger) with responsibilities for all commercial banking operations in Maryland as well as oversight of government contractor banking efforts throughout the region. Mr. Fitzgerald began his banking career with Riggs Bank, where for 15 years he served in several capacities including Corporate Banking, Special Assistant to the Chairman, and President and Chief Executive Officer of The Riggs National Bank of Maryland. He is a former director of the Federal Home Loan Bank of Atlanta.

THEODORE J. GEORGELAS, 72, is the Managing Director of the Georgelas Group Holdings, LLC. Mr. Georgelas is a current director and a former Chairman of United Bank. Mr. Georgelas is also a former Chairman of the Board of Sector Communications. Mr. Georgelas has been a director of the Company since 1990.	50,494	—	*

Mr. Georgelas has spent more than 40 years heading a multi-national real estate development and construction company. During his business career, Mr. Georgelas has expanded from a spot builder of custom homes to a multi-faceted developer of commercial, industrial, retail and residential properties with primary geographic emphasis in the Mid-Atlantic states of Virginia, Maryland, Delaware and the District of Columbia. Mr. Georgelas has a broad range of experience in structuring financial transactions and legal documentation. Mr. Georgelas is also technologically proficient having formed a cellular phone business that was later sold. Mr. Georgelas brings this management and leadership experience to his role as a director of the Company.

J. PAUL MCNAMARA, 70, is the Chairman of Potomac Capital Advisors and the former President and Chief Operating Officer of Sequoia Bancshares, Inc. Mr. McNamara is a current director and a former Vice Chairman of United Bank. Mr. McNamara has been a director of the Company since 2003.	75,672	—	*

Currently, Mr. McNamara is the Chairman of Potomac Capital Advisors, a privately held real estate investment company. Mr. McNamara has spent over 30 years in the banking industry. Mr. McNamara was the President and Chief Operating Officer of Sequoia Bancshares for 15 years. Prior to Sequoia, Mr. McNamara worked for Manufacturers Hanover Trust Company for three years and the National Bank of Washington for 12 years where he held several senior management positions. Mr. McNamara has gained valuable insight through his banking experience in senior management positions into retail banking, commercial banking, bank operations and systems. Mr. McNamara brings this extensive knowledge of the banking industry to his role as a director of the Company, Chairman of the Governance and Nominating Committee, and as a member of the Executive, Compensation and Risk Committees.

DIRECTORS WHOSE TERMS EXPIRE IN 2019 AND NOMINEES FOR DIRECTORS

	Amount of Beneficial Ownership of Shares of Common Stock and Options (c)

Name, Age, Principal Occupation and Directorships for the Last Five Years and Experience, Qualifications and Skills (d)	Shares (a)	Options (b)%

MARK R. NESSELROAD, 63, is the Chief Executive Officer of Glenmark Holding Limited Liability Company, a real estate development company. Mr. Nesselroad is a director of United Bank. Mr. Nesselroad has been a director of the Company since 2011.	79,170	—	*

Prior to serving on United’s Board, Mr. Nesselroad served on Centra Financial Holdings, Inc.’s Board of Directors from 2003 to July of 2011. He was a member of Centra’s audit committee, executive committee, compensation committee and finance committee. Mr. Nesselroad is a real estate developer in one of United’s key markets. Mr. Nesselroad formerly served on the Board of Directors of the West Virginia Housing Development Fund and the West Virginia United Health System and he currently serves on the Board of Directors of the EdVenture Group and the Mylan Park Foundation, Inc. Mr. Nesselroad brings his knowledge of commercial real estate in a key geographic market of United as well as his extensive experience on boards of directors and committees to his role as a director of the Company and as the Chairman of the Risk Committee and a member of the Governance and Nominating, Executive and Compensation Committees.

ALBERT H. SMALL, JR., 62, is the founder and president of Renaissance Centro Inc., LLC and the founder of the former Renaissance Housing Corporation. Mr. Small is a director of United Bank. Mr. Small has been a director of the Company since November of 2018.	6,404	—	*

Renaissance Centro Inc., LLC is a nationally recognized real estate development firm located in the Washington, D.C. area, specializing in residential, commercial and hotel development. Renaissance Housing Corporation is one of Washington, D.C.’s most highly recognized luxury home builders and high-rise tower developers. During Mr. Small’s more than 20 years at Renaissance Housing Corporation, the firm developed over a thousand homes, apartments and lots. Mr. Small is a well-known business and community member in the Washington, D.C. area and brings a significant knowledge of commercial real estate development and management in a key geographic market of United. Mr. Small is a board member of Tulane University and a director of Griffin Land & Nurseries. Mr. Small is active in Young Presidents’ Organization (YPO), Urban Land Institute, civic boards and philanthropic organizations.

MARY K. WEDDLE, 69, is a Certified Public Accountant (CPA) and a former Executive Vice President of The Long & Foster Companies. Ms. Weddle is a director of United Bank. Ms. Weddle has been a director of the Company since 2004.	11,775	—	*

Ms. Weddle has spent her career in real estate and related financial services. For over 20 years, she was in management and leadership roles in the real estate industry. Her former employer, The Long & Foster Companies, is the nation’s largest, privately-held real estate company. In her most recent position as Executive Vice President and head of Operations, which she held for almost 15 years, she skillfully brought together a team responsible for a wide variety of diverse activities, such as legal, marketing, information technology, human resources, and accounting. Her expertise as head of Operations covered strategic planning and the design and implementation of efficient systems and processes for distribution to thousands of internal and external users. She also understands customer service and consumer behavior. She brings this broad and relevant experience to her role as a director of the Company and as a member of the Risk Committee and Audit Committee, where she has served as a financial expert for many years. Her designation and ongoing qualifications as a Certified Public Accountant give her the ability to analyze and understand the financial aspects of business.

DIRECTORS WHOSE TERMS EXPIRE IN 2019 AND NOMINEES FOR DIRECTORS

	Amount of Beneficial Ownership of Shares of Common Stock and Options (c)

Name, Age, Principal Occupation and Directorships for the Last Five Years and Experience, Qualifications and Skills (d)	Shares (a)	Options (b)%

GARY G. WHITE, 69, is the Principal of JRW, LLC, a consulting firm, and the President and Chief Executive Officer of Gilbert Development, Inc. He is the former Interim President of Marshall University, the former President and Chief Operating Officer of International Resource Partners LP and the former President and Chief Executive Officer of International Industries, Inc. Mr. White is also the former President and Chief Executive Officer of the West Virginia Coal Association. Mr. White is a director of United Bank. Mr. White has been a director of the Company since 2008.	24,984	—	*

Mr. White has served in several senior management positions in the coal industry for over 40 years. Mr. White also has more than 20 years of executive level experience with non-profit entities which provides him with a broad perspective on business operations. Mr. White has a good knowledge of the basic industries in the Company’s primary market areas. Mr. White has been a past director of another publicly traded banking company. Mr. White brings this expertise in corporate management to his role as a director of the Company and as a member of the Audit, Executive, Compensation and Governance and Nominating Committees.

P. CLINTON WINTER, 71, is the President of Bray & Oakley Insurance Agency, Inc. Mr. Winter is a director of United Bank. Mr. Winter has been a director of the Company since 1996.	508,524	—	*

Mr. Winter has spent over 35 years working in the insurance and financial services industry. Mr. Winter’s experience as President of Bray & Oakley Insurance Agency, as well as a past chairperson of an audit committee of an acquired banking company, has provided him with significant financial experience. Mr. Winter also served on the executive committee and was the chairperson of the compensation committee for this acquired banking company. Through his long experience with the insurance and financial industries, Mr. Winter possesses expertise in financial and risk management matters as well as business development and marketing. Mr. Winter brings this knowledge of financial and risk management to his role as a director of the Company, the Chairman of the Compensation Committee and as a member of the Executive, Audit and Governance and Nominating Committees. Mr. Winter also serves as the Lead Director of the independent directors of the Board.

All Directors, Nominees and Executive Officers as a Group (17 persons)	5,346,255	711,100	5.88%

* Indicates the director owns less than 1% of United’s issued and outstanding shares.

Footnotes:

(a)

Includes stock held by United Bank’s Trust Department which shares beneficial ownership as described in this footnote. The following directors each exercise voting authority over the number of shares indicated as follows: Ms. Weddle, 7,787 shares and Mr. Winter, 23,173 shares. United Bank’s Board of Directors exercises voting authority over 2,954,896 shares held by United Bank’s Trust Department. All of these shares are included in the 5,346,255 shares held by all directors, nominees and executive officers as a group. Also includes shares pledged as collateral as follows: Mr. Astorg, 39,514 shares; Mr. Converse, 100,000 shares; Mr. Georgelas, 44,428 shares; and Mr. Winter, 112,412 shares.

(b)

Beneficial ownership is stated as of March 5, 2019, including shares of common stock that may be acquired within sixty (60) days of that date through the exercise of stock options pursuant to United’s Stock Option Plans.

(c)

Unless otherwise indicated, beneficial ownership shares listed represent sole voting power. The following number of shares may be held in the name of spouses, children, certain relatives, trust, estates, and certain affiliated companies as to which shared voting and/or shared investment powers may exist: Mr. R. Adams, 16,363 shares; Mr. Astorg, 713 shares; Mr. Fitzgerald, 7,570 shares; Mr. Georgelas, 1,642 shares; Mr. McNamara, 13,550 shares; Mr. Nesselroad, 71,682 shares; and Mr. Winter, 37,800 shares.

(d)	United Bank is a subsidiary of United.

Information as to Directors Who Will Not Stand for Re-election

Robert G. Astorg will not be standing for re-election to the Board of Directors when his current term expires at this Annual Meeting. United has benefited from and is grateful for the wisdom and guidance provided by Mr. Astorg for almost 30 years of service to the Company.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Directors and Named Executive Officers

As of March 5, 2019, directors of the Company and nominees owned beneficially, directly or indirectly, the number of shares of common stock indicated in the preceding table.

The Company’s chief executive officer, chief financial officer, and the three other most highly compensated executive officers constitute the named executive officers of the Company. The following table sets forth certain information regarding the named executive officers’ beneficial ownership of common stock of United as of March 5, 2019. For purposes of this determination, the number of shares of United’s common stock beneficially owned by any person or persons is calculated as a percentage of the total number of shares of United’s common stock issued and outstanding as of March 5, 2019 plus the number of shares of United’s common stock that may be acquired by such person within sixty (60) days of that date through the exercise of stock options pursuant to United’s Stock Option Plans.

		Shares of Common Stock of the Company Beneficially Owned (1)
Title of Class	Name of Officer	Number of Shares	Percent of Class
Common Stock	Richard M. Adams	1,091,368	1.06%
Common Stock	Richard M. Adams, Jr.	200,011	0.20%
Common Stock	James J. Consagra, Jr.	160,804	0.16%
Common Stock	W. Mark Tatterson	103,301	0.10%
Common Stock	Craige L. Smith	95,907	0.09%

Footnotes:

(1)

The amounts shown represent the total shares owned directly and indirectly by such named executive officers. The number of shares includes shares that are issuable upon the exercise of all stock options currently exercisable, as follows: Mr. R. Adams, 315,312 shares; Mr. R. Adams, Jr., 104,770 shares; Mr. Consagra, 104,770 shares; Mr. Tatterson, 66,215 shares; and Mr. Smith, 68,576. Unless otherwise indicated, beneficial ownership shares listed represent sole voting power. The following number of shares may be held in the name of spouses, children, certain relatives, trust, estates, and certain affiliated companies as to which shared voting and/or shared investment powers may exist: Mr. R. Adams, 16,363 shares, Mr. R. Adams, Jr., 10,597 shares and Mr. Tatterson, 66 shares.

Principal Shareholders of United

The following table lists each shareholder of United who is the beneficial owner of more than 5% of United’s common stock, the only class of stock outstanding, as of March 5, 2019 unless otherwise noted.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	14,488,480	(1)	14.17%

Common Stock	State Street Corporation One Lincoln Street, Boston, MA 02111	9,827,395	(2)	9.61%

Common Stock	The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	9,812,706	(3)	9.60%

Footnotes:

(1)

BlackRock, Inc. (BlackRock) is a global investment management firm that serves institutional and retail clients, including pension funds, foundations, endowments, official institutions, insurance companies, subadvisory relationships, high net worth individuals, family offices and private banks. BlackRock beneficially owns 14,488,480 or 14.17% of United’s common stock. BlackRock holds sole dispositive authority for the 14,488,480 shares and sole voting authority over 14,244,898 shares. BlackRock’s address and holdings are based solely on a Schedule 13G filing with the Securities and Exchange Commission dated January 31, 2019 made by BlackRock setting forth information as of December 31, 2018.

(2)

State Street Corporation (State Street) is a global financial services provider that offers a flexible suite of services that spans the investment spectrum, including investment management, research and trading, and investment servicing. State Street, and certain of its subsidiaries, beneficially owns 9,827,395 or 9.61% of United’s common stock. State Street holds shared dispositive authority for the 9,827,395 shares and shared voting authority over 9,517,254 shares State Street’s address and holdings are based solely on a Schedule 13G filing with the Securities and Exchange Commission dated February 11, 2019 made by State Street setting forth information as of December 31, 2018.

(3)

The Vanguard Group (Vanguard) is one of the world’s largest investment management companies, serving individual investors, institutions, employer-sponsored retirement plans, and financial professionals. Vanguard beneficially owns 9,812,706 or 9.60% of United’s common stock. Of these beneficially-owned shares, Vanguard holds sole voting authority over 100,411 shares, shared voting authority over 13,618 shares, sole dispositive authority over 9,709,607 shares, and shared dispositive authority over 103,099 shares. Vanguard’s address and holdings are based solely on a Schedule 13G filing with the Securities and Exchange Commission dated February 11, 2019 made by Vanguard setting forth information as of December 31, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than ten percent of our common stock to file reports of holdings and transactions in United shares with the Securities and Exchange Commission (“SEC”). To our knowledge, based solely on our review of the copies of such reports furnished and written representations, no person required to file such reports during 2018 failed to file such reports on a timely basis or failed to file a report.

Related Shareholder Matters

The following table discloses the number of outstanding options granted by United to participants in equity compensation plans, as well as the number of securities remaining available for future issuance under these plans, as of December 31, 2018. The table provides this information for equity compensation plans that have and have not been approved by shareholders.

Plan Category	Number of Securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation Plans approved by Shareholders	1,586,284	$33.56	668,591
Equity Compensation Plans not approved by Shareholders (1)	—	—	—
Total	1,586,284	$33.56	668,591

Footnotes:

(1)

The table does not include information for equity compensation plans assumed by United in connection with mergers and acquisitions and pursuant to which there remain outstanding options (collectively, “Assumed Plans”). The Assumed Plans include remaining outstanding options from the Cardinal Financial Corporation, Bank of Georgetown, and Virginia Commerce Bancorp, Inc. mergers. A total of 144,105 shares of United common stock may be purchased under the Assumed Plans, at a weighted average exercise price of $19.96. No further grants may be made under any Assumed Plan.

GOVERNANCE OF THE COMPANY

Board Leadership Structure

The Board of Directors regularly evaluates its leadership structure to ensure it continues to be in the best interest of the Company and its shareholders. The Board of Directors is led by a Chairman selected by the Board of Directors. The Board of Directors does not have a fixed policy regarding the separation of the offices of the Chairman and the Chief Executive Officer and believes it should maintain the flexibility to establish a leadership structure that fits the needs of the Company and its shareholders at any particular point in time.

Presently, Richard M. Adams, the Company’s Chief Executive Officer, is also the Chairman of the Board. Mr. Adams has been in these positions since 1984. Prior to this, Mr. Adams served as the Chief Executive Officer of The Parkersburg National Bank (PNB), the predecessor to United, from 1975 to 1984, and as the Chairman of the Board of PNB from 1976 to 1984. Mr. Adams has been a director of United since 1984. The Board of Directors believes there are a number of important advantages to continuing to combine the offices of the Chairman and the Chief Executive Officer. The Chief Executive Officer is the director most familiar with the Company’s business, industry, regulatory requirements, and markets. As such, he is best situated to lead Board of Directors’ discussions on important matters affecting the Company. Combining the offices of the Chairman and the Chief Executive Officer provides unified leadership for the Company, promotes the development and implementation of corporate strategy, and contributes to a more efficient and effective board.

Mr. Adams has worked in the banking industry for more than 45 years and has successfully served as the Company’s Chairman and Chief Executive Officer for over 40 years. He has the experience and expertise necessary to understand the opportunities and challenges facing the Company, and he possesses the requisite leadership and management skills to promote and execute the Company’s values and strategy. He is also a significant shareholder reporting beneficial ownership of 1,091,368 shares, closely aligning his interests with those of the Company’s shareholders.

The Board of Directors recognizes the importance of a strong independent board. The Board of Directors maintains a supermajority of independent directors, designates a lead independent director, has regular meetings of the independent directors in executive session without the presence of insiders, has a succession plan for incumbent management, determines management compensation by a committee of independent directors, and the Company’s operations are highly regulated.

P. Clinton Winter serves as the Board of Directors’ Lead Independent Director. The Lead Independent Director’s duties and responsibilities include: setting the agenda for and presiding over meetings of the independent directors; advising the Chairman and Chief Executive Officer as to the quality, quantity, and timeliness of the flow of information from the Company’s management that is necessary for the independent directors to effectively and responsibly perform their duties; acting as a “sounding board” and advisor to the Chairman and Chief Executive Officer; contributing to the performance review of the Chairman and Chief Executive Officer; and staying informed about the strategy and performance of the Company and reinforcing that expectation for all Board members.

Mr. Winter is the Chairman of the Compensation Committee, and also serves on the Board of Directors’ Audit, Executive, and Governance and Nominating Committees. He has been a director of the Company since 1996 and is a significant shareholder with reported beneficial ownership of 508,524 shares.

Independence of Directors

The Governance and Nominating Committee of the Board of Directors annually reviews the relationships of each member of the Board of Directors to determine whether each director and each nominee for director is independent. This determination is based on both subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules. The determination made by the Governance and Nominating Committee is then submitted to the Board of Directors to permit the Board of Directors to affirmatively determine whether each director and each nominee for director has any relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Governance and Nominating Committee met on February 25, 2019, to determine the independence of the current members and the nominees for director of the Board of Directors. At the meeting, the Governance and Nominating Committee reviewed the directors’ responses to a questionnaire asking about their relationships with the Company (and those of their immediate family members) and other potential conflicts of interest, as well as information provided by management related to transactions, relationships, or arrangements between the Company and the directors or parties related to the directors.

Based on the subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules, the Governance and Nominating Committee determined that the following current members of the Board of Directors at any time during 2018 and the nominees for director are independent: Robert G. Astorg, Theodore J. Georgelas, J. Paul McNamara, Mark R. Nesselroad, Albert H. Small, Jr., Mary K. Weddle, Gary G. White and P. Clinton Winter.

The NASDAQ listing standards contain additional requirements for members of the Compensation Committee, the Audit Committee and the Governance and Nominating Committee. All of the directors serving on each of these committees are independent under the additional requirements applicable to such committees.

The Governance and Nominating Committee also considered the following relationships in evaluating the independence of the Company’s independent directors and determined that none of the relationships constitute a material relationship with the Company.

•        United’s subsidiaries provided lending and/or other financial services to certain members of the Company’s Board of Directors, their immediate family members, and/or their affiliated organizations during 2018 in the ordinary course of business and on substantially the same terms as those available to unrelated parties. These relationships satisfied the standards for independence.

•        Astorg & Jones CPAs, A.C., an entity affiliated with Robert Astorg, provided tax services to the trusts and estates that have named United’s trust department as the trustee or the executor. Astorg & Jones CPAs, A.C. received payments from the individual trusts and estates and not from the Company or its subsidiaries and therefore the relationship satisfied the standards for independence.

•        JRW, LLC rents office space from United Bank at its Aracoma, West Virginia location. Gary White is the sole owner of JRW, LLC. The total amount of rent paid to United Bank by JRW, LLC was well below the $120,000 threshold standard set forth in the NASDAQ listing standards and the SEC rules and therefore satisfied the standards for independence.

•        Albert H. Small, Jr. owns an interest in two partnerships, Commerce Building Associates and 1730 K Street Associates, in an aggregate amount of less than 4%. United Bank commenced leasing office space from Commerce Building Associates in 2019. Mr. Small also owns an interest in a partnership, 1776 K Street Associates L.P., in an aggregate amount of approximately 1%. United Bank operates a branch in a building owned by 1776 K Street Associates L.P. Because Mr. Small’s interest in these partnerships is less than 10% and he is not a general partner, these relationships satisfied the standards for independence.

The Governance and Nominating Committee determined that the following current members of the Board of Directors and the nominees for director are not independent: Richard M. Adams, Peter A. Converse, and Michael P. Fitzgerald. Messrs. Adams, Converse, and Fitzgerald are not independent because these directors are currently employed or have been employed by the Company within the last three years.

The Board of Directors reviewed and approved the determinations made by the Governance and Nominating Committee.

Risk Management Oversight

The Board of Directors’ role in the risk management process is to provide oversight to ensure an effective enterprise risk management program is in place. This program and the processes related thereto focus on the following six risk categories: credit risk, liquidity risk, market risk, operational risk, compliance risk, and reputation risk. The Board of Directors, through the adoption of Company policies, defines risk exposure limits for each of these risk categories, taking into consideration the Company’s strategic goals and objectives, as well as current market conditions.

The Board of Directors risk management oversight is provided primarily by the Board of Directors’ Risk Committee. This oversight includes the appointment and annual review of the Company’s Corporate Risk Manager, the approval of outsourced or co-sourced risk management arrangements, the review of significant reports to management prepared by the Company’s Risk Management Department and the timeliness of management’s responses, and the discussion with management regarding the responsibilities, budget, staffing, and scope of the Company’s Risk Management Department.

At the management level, the ultimate responsibility for oversight of the risk management function lies with the Corporate Risk Manager. The Corporate Risk Manager is an executive officer of the Company who reports directly to the Risk Committee Chairman. The Corporate Risk Manager provides regular risk management reports to the Risk Committee and the full Board of Directors, as well as at meetings of the independent directors.

The Corporate Risk Manager has established a Corporate Risk Management Committee at the Company level, to serve as the Company’s primary risk management forum for analyzing policy. The objective of this committee is to promote proper risk management practices throughout the Company and to serve as the vehicle for the oversight of the risk management guidelines contained in the Company’s Corporate Risk Management and Control Policy. On a regular basis, the Corporate Risk Management Committee prepares risk management reports for presentation to the Risk Committee and the full Board of Directors.

In addition to the oversight of the Risk Committee, the Board of Directors’ Compensation Committee oversees the Company’s compensation policies and arrangements to ensure they encourage appropriate levels of risk taking by management with respect to the Company’s strategic goals and to determine whether any of them give rise to risks that are reasonably likely to have a material adverse effect on the Company. The Board of Directors’ Governance and Nominating Committee also plays a key role related to risk management by ensuring the Company’s leadership structure is appropriate and by carefully reviewing the responsibilities of each Board Committee to ensure that all significant risk categories are addressed by at least one Committee. The Audit Committee, the Compensation Committee, the Risk Committee and the Governance and Nominating Committee are comprised entirely of independent directors.

Board and Committee Membership

The committee descriptions and membership set forth below are those applicable as of the mailing date of this proxy statement.

During 2018, the Board of Directors met six (6) times. The Board of Directors of the Company has five (5) standing committees: The Executive Committee, Audit Committee, Compensation Committee, Risk Committee and Governance and Nominating Committee. During 2018, each incumbent director attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and all committees of the Board on which he or she served. Although there is no formal written policy, attendance at the annual meeting by directors is expected. All ten of United’s incumbent directors attended the 2018 Annual Meeting. The Company’s independent directors held two (2) meetings during 2018.

The Executive Committee

The Executive Committee is currently comprised of six (6) directors, Richard M. Adams, Chairman, Peter A. Converse, J. Paul McNamara, Mark R. Nesselroad, Gary G. White, and P. Clinton Winter. The Executive Committee exercises all the authority of the Board of Directors whenever the Board of Directors is not meeting unless prohibited by law or the provisions of the Amended and Restated Articles of Incorporation or Restated Bylaws of the Corporation. The Board of Directors has specifically empowered the Executive Committee to investigate mergers and acquisitions by marshaling necessary information and data to evaluate the advisability of mergers and acquisitions and to report their findings to the Board of Directors. The Board of Directors may accept, ratify, approve, amend, modify, repeal or change the actions of the Executive Committee. During 2018, the Executive Committee met three (3) times.

The Audit Committee

The Audit Committee has the primary responsibility to review and evaluate significant matters relating to audit, internal control and compliance. It reviews, with representatives of the independent registered public accounting firm, the scope and results of the audit of the financial statements, audit fees and any recommendations with respect to internal controls and financial matters. The United Bankshares, Inc. Board of Directors’ Audit Committee Charter, as approved by the Board of Directors, governs the Audit Committee and is available on the corporate website under Investor Relations and Governance Documents at “www.ubsi-inc.com”. Current members of this committee are Robert G. Astorg, Chairman, Mary K. Weddle, Gary G. White and P. Clinton Winter. The Audit Committee met four (4) times during 2018. All members of the Audit Committee are independent directors as defined in the NASDAQ listing standards and the SEC rules.

Audit Committee Financial Expert

The Board of Directors has determined that all audit committee members are financially literate under the NASDAQ listing standards. The Board also determined that Robert G. Astorg and Mary K. Weddle each qualify as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. For the relevant qualifications and experience of Mr. Astorg and Ms. Weddle as “audit committee financial experts”, please refer the section of this proxy statement entitled “Directors Whose Terms Expire in 2019 and Nominees for Directors.” Both of the audit committee financial experts are independent as defined in the NASDAQ listing standards and the SEC rules.

The Compensation Committee

The Compensation Committee approves executive officer and director compensation. The Compensation Committee is composed solely of independent directors as independence is defined under the NASDAQ listing standards and the SEC rules. Current members of this committee are P. Clinton Winter, Chairman, J. Paul McNamara, Mark R. Nesselroad and Gary G. White. The Compensation Committee met three (3) times during 2018. The Compensation Committee is governed by the Compensation Committee charter which is available on the corporate website under Investor Relations and Governance Documents at “www.ubsi-inc.com”.

The Compensation Committee’s primary processes and procedures for consideration and determination of executive compensation as well as any delegation of its authority with respect to compensation decisions can be found in the Compensation Discussion and Analysis section under the headings “Role of Executive Officers and the Committee in Compensation Decisions” and “Overview of Compensation Program.”

The Compensation Committee is also responsible for evaluating the compensation of our directors and recommending changes for consideration by the independent directors of the Board when appropriate. The Compensation Committee uses peer group information when evaluating the compensation of our directors. Compensation for our directors who served on United’s Board of Directors in 2018 can be found in the Director Compensation table on page 49.

The Risk Committee

The Risk Committee provides oversight of the Company’s corporate risk structure and the processes established to identify, measure, manage and monitor United’s significant financial and other risk exposures. The Risk Committee periodically reviews management’s strategies and policies for assessing and managing risk including, but not limited to, the approval of the overall risk appetite, review of the risk management structure, and comprehension of the Company’s most significant risks. The Risk Committee also reviews capital management activities and make recommendations, as appropriate, to the Board of Directors.

The Risk Committee is composed solely of independent directors as independence is defined under the NASDAQ listing standards and the SEC rules. Current members of this committee are Mark R. Nesselroad, Chairman, Robert G. Astorg, J. Paul McNamara and Mary K. Weddle. The Risk Committee met four (4) times during 2018. The Risk Committee is governed by the Risk Committee charter which is available on the corporate website under Investor Relations and Governance Documents at “www.ubsi-inc.com”.

The Governance and Nominating Committee

The purposes of the Governance and Nominating Committee are to evaluate and recommend candidates for election as directors, make recommendations concerning the size and composition of the Board of Directors, develop and implement United’s corporate governance policies, approve annual director nominees for and any subsequent changes in the subsidiary bank’s board, develop specific criteria for director independence, and assess the effectiveness of the Board of Directors.

Nominations to the Board of Directors by a shareholder may be made only if such nominations are made in accordance with the procedures set forth in Article II, Section 5 of the Restated Bylaws of United, which section is set forth in full below:

Section 5. Nomination of directors. Directors shall be nominated by the Board prior to the giving of notice of any meeting of shareholders wherein directors are to be elected. Additional nominations of directors may be made by any shareholder; provided that such nomination or nominations must be made in writing, signed by the shareholder and received by the Chairman or President no later than ten (10) days from the date the notice of the meeting of shareholders was mailed; however, in the event that notice is mailed less than thirteen (13) days prior to the meeting, such nomination or nominations must be received no later than three (3) days prior to any meeting of the shareholders wherein directors are to be elected.

In identifying nominees and evaluating and determining whether to nominate a candidate for a position on United’s Board, the Committee considers the criteria outlined in United’s Corporate Governance Policy and Guidelines, which include the independence of the proposed nominee, diversity, age, skills and experience in the context of the needs of the Board of Directors. United’s Corporate Governance Policy and Guidelines is available on the corporate website under Investor Relations and Governance Documents at “www.ubsi-inc.com”. While United does not have a separate policy with regard to the consideration of diversity in identifying director nominees, the Committee will review available information about the candidates including gender, race, and ethnicity, as well as the candidate’s diverse individual background and geographic location. United regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. Candidates may come to the attention of the Committee from current Board members, shareholders, professional search firms, officers or other persons. The Committee will consider and review all candidates in the same manner regardless of the source of the recommendation.

It is the policy of the Board of Directors that if a nominee for director who is an incumbent director does not receive a majority of the votes cast in an uncontested election or at any meeting for the election of directors at which a quorum is present, the director shall promptly tender his or her resignation to the Board of Directors. The Board’s Governance and Nominating Committee shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken.

The Board of Directors shall act on the tendered resignation, taking into account the Governance and Nominating Committee’s recommendation. The Governance and Nominating Committee in making its recommendation, and the Board of Directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation shall not participate in the recommendation of the Governance and Nominating Committee or the decision of the Board of Directors with respect to his or her resignation. If such incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of the Restated Bylaws. In addition, those individual Directors who change their principal occupation, position, or responsibility they held when they were elected to the Board should submit their resignation from the Board. It is not the sense of the Board that in every instance the directors who retire or change from the position they held when they joined the Board should necessarily leave the Board. There should, however, be an opportunity for the Board, through the Governance and Nominating Committee, to review the continued appropriateness of Board membership under the circumstances.

The following is a summary of the minimum stock ownership requirements for outside directors and executive officers:

•        Outside directors must beneficially own at least 5,000 shares of the Company’s common stock and options;

•        The Chief Executive Officer must beneficially own at least 150,000 shares of the Company’s common stock and options with a five-year period for the Chief Executive Officer to achieve the minimum ownership requirement; and

•        The executive officers (not including the Chief Executive Officer) must beneficially own at least 50,000 shares of the Company’s common stock and options with a five-year period for said executives to achieve the minimum ownership requirement.

In addition, the outside directors and the executive officers of United are prohibited from hedging their ownership of United stock, including trading in publicly-traded options, puts, calls, or other derivative instruments related to United stock.

At a meeting held on February 23, 2015, the Board approved a policy whereby its members and named executive officers are prohibited from, directly or indirectly, pledging the Company’s equity securities. For these purposes, “pledging” includes the intentional creation of any form of pledge, security interests, deposit, lien or other hypothecation, including the holding of shares in a margin account, that entitles a third-party to foreclose against, or otherwise sell, any equity securities, whether with or without notice, consent, default or otherwise, but does not include either the involuntary imposition of liens, such as tax liens arising from legal proceedings, or customary purchase and sale agreements, such as Rule 10b5-1 plans. All existing pledging arrangements in effect as of February 23, 2015 were grandfathered. Any exceptions to this policy must be approved by the Chairman of the Governance and Nominating Committee and the Chief Executive Officer. As of March 5, 2019, the number of shares pledged by Board members and the named executive officers was 0.29% of the common shares outstanding. Over the last five years, the aggregate number of shares pledged has not exceeded 1% of common shares outstanding.

The Governance and Nominating Committee is composed entirely of independent directors as independence is defined under the NASDAQ listing standards and the SEC rules. Members of this committee are J. Paul McNamara, Chairman, Mark R. Nesselroad, Gary G. White, and P. Clinton Winter. The Governance and Nominating Committee met four (4) times during 2018. The charter for this committee is available on the corporate website under Investor Relations and Governance Documents at “www.ubsi-inc.com”.

Related Party Transactions

Policies and Procedures. The Board of Directors has adopted a written policy and procedure for review, approval and monitoring of transactions involving the Company and “related persons” (directors and executive officers or their immediate families, or shareholders owning five percent or greater of the Company’s outstanding stock). The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

Related person transactions must be approved by the Audit Committee of the Board (the “Committee”). At each calendar year’s first regularly scheduled Committee meeting, management recommends related person transactions to be entered into by the Company for that calendar year, including the proposed aggregate value of such transactions if applicable. After review, the Committee approves or disapproves such transactions, and at each subsequently scheduled meeting, management will update the Committee as to any material change to proposed transactions.

The Committee will consider all of the relevant facts and circumstances available to the Committee, including whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person and whether the transaction violates any requirements of the Company’s financing agreements.

In the event management recommends any further related person transactions subsequent to the first calendar year meeting, such transactions may be presented to the Committee for approval or preliminarily entered into by management subject to ratification by the Committee; provided that if ratification shall not be forthcoming, management will make all reasonable efforts to cancel or annul such transaction.

All related party transactions since January 1, 2018, which were required to be reported in this proxy statement, were approved by the Committee in accordance with United’s Related Party Transaction Policy.

Description of Related Person Transactions. United’s banking subsidiary has had, and expects to have in the future, banking transactions with United and with its officers, directors, principal shareholders, or their interests (entities in which they have more than a 10% interest). The transactions, which at times involved loans in excess of $120,000, were in the ordinary course of business, were made on substantially the same terms, including interest rates, collateral and repayment terms as those prevailing at the time for comparable transactions with persons not related to United and did not involve more than the normal risk of collectability or present other unfavorable features. United’s subsidiary bank is subject to federal statutes and regulations governing loans to officers and directors and loans extended to officers and directors are in compliance with such laws and are exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

Executive Officers

Set forth below are the executive officers of United and their principal occupation for the past five years.

Name	Age	Present Position	Principal Occupation and Banking Experience During the Last Five Years (1)
Richard M. Adams	72	Chairman of the Board & Chief Executive Officer since 1984 – United; Chairman of the Board – United Bank, a subsidiary of United	Chairman of the Board & Chief Executive Officer – United; Chairman of the Board – United Bank, Chairman of the Board & Chief Executive Officer – United Bank, Inc., a former subsidiary of United
Richard M. Adams, Jr.	50	President since 2014 – United; Executive Vice-President since 2000 – United; Vice Chairman – United Bank	President & Executive Vice-President – United; Vice Chairman – United Bank; President – United Bank, Inc.
James J. Consagra, Jr.	58	Chief Operating Officer since 2014 – United; Executive Vice-President since 1999 – United; Chief Executive Officer – United Bank	Chief Operating Officer & Executive Vice-President – United; Chief Executive Officer – United Bank; President – United Bank
Douglas B. Ernest	54	Chief Credit Officer since 2015 – United; Executive Vice-President since 2014 – United; Executive Vice-President – United Bank	Chief Credit Officer & Executive Vice-President – United; Executive Vice President – United Bank and United Bank, Inc.
Craige L. Smith	67	Chief Administrative and Information Officer since 2015 – United; Executive Vice-President since 2010 – United; Executive Vice-President – United Bank	Chief Administrative and Information Officer & Executive Vice-President – United; Executive Vice-President – United Bank; Chief Operating Officer – United Bank
W. Mark Tatterson	43	Chief Financial Officer since 2015 – United; Executive Vice-President since 2011 – United; Chief Financial Officer – United Bank	Chief Financial Officer & Executive Vice-President – United; Chief Financial Officer – United Bank; Chief Financial Officer & Senior Vice-President – United Bank, Inc.
Darren K. Williams	46	Chief Risk Officer since 2015 – United; Executive Vice-President since 2014 – United	Chief Risk Officer & Executive Vice-President – United; Chief Financial Officer and Chief Information Officer – Centra Financial Holdings, Inc. and Centra Bank, Inc.

Footnotes:

(1)	United Bank, a Virginia corporation, and United Bank, Inc. were banking subsidiaries of United. United Bank, Inc. merged with and into United Bank effective November 10, 2017.

Family Relationships

Richard M. Adams and Richard M. Adams, Jr. are father and son.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by United’s shareholders, United’s Audit Committee has selected Ernst & Young LLP (“Ernst & Young”), Charleston, West Virginia as the independent registered public accounting firm for United to audit the consolidated financial statements of United and its subsidiaries for the fiscal year ending December 31, 2019. Ernst & Young has audited the financial statements of United and its subsidiaries since 1986.

Representatives of Ernst & Young will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives of the firm will be available to respond to appropriate shareholder inquiries at the Annual Meeting.

The affirmative vote of a majority of votes cast on this proposal is required for the approval of this proposal. In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

Shareholder ratification of the selection of Ernst & Young as our independent registered public accounting firm is not required by our Restated Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will terminate Ernst & Young as the Company’s independent registered public accounting firm and direct the appointment of a different firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

The Audit Committee and the Board of Directors recommends a vote “FOR” the ratification of

Ernst & Young as the independent registered accounting firm for United.

AUDIT COMMITTEE AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

The United Bankshares, Inc. Audit Committee reviews United’s financial reporting process on behalf of the Board of Directors and is responsible for appointment, compensation and oversight of the external auditor. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal control. United’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the consolidated financial statements with U.S. generally accepted accounting principles and on the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the 2018 consolidated financial statements. This discussion included the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed under Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB). In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with them their independence from the Company and its management. The Audit Committee determined that all services provided to the Company by the independent registered public accounting firm, including non-audit services, are compatible with the auditors’ independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting be included in United’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission.

No member of the Audit Committee is a former or current officer or employee of United.

Audit Committee

Robert G. Astorg, Chairman	Mary K. Weddle
Gary G. White	P. Clinton Winter

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to pre-approve permitted services provided that the Chair reports any decisions to the Committee at its next scheduled meeting. During 2018 and 2017, all services related to the audit, audit-related and tax fees described below provided by Ernst & Young LLP were pre-approved by the Audit Committee.

Independent Registered Public Accounting Firm Fees Information

Audit Fees. Fees for audit services were $1,278,236 in 2018 and $1,414,315 in 2017, including fees associated with the annual audit, the reviews of United’s quarterly reports on Form 10-Q and annual report on Form 10-K, and required statutory audits as well as the audit of management’s assertion on the effectiveness of internal control over financial reporting.

Audit-Related Fees. Fees for audit-related services were $220,200 in 2018 and $239,200 in 2017. Audit-related services principally include audits of certain subsidiaries, employee benefit plans, and other attest services not classified as audit.

Tax Fees. Fees for tax services, including tax compliance, tax advice and tax planning were $498,346 in 2018 and $238,370 in 2017.

Other Services. Fees for review of compliance with certain regulatory matters were $35,000 in 2018.

PROPOSAL 3: APPROVAL OF, ON AN ADVISORY BASIS, THE COMPENSATION OF

UNITED’S NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, shareholders will be asked to provide their support with respect to the compensation of United’s named executive officers by voting on an advisory, nonbinding resolution.

The executive officers named in the summary compensation table set forth in this proxy statement and deemed to be United’s “named executive officers” are Richard M. Adams, Richard M. Adams, Jr., James J. Consagra, Jr., W. Mark Tatterson and Craige L. Smith.

Shareholders are urged to read the compensation information on the following pages of this proxy statement which discusses the compensation policies and procedures with respect to United’s named executive officers and vote on the following advisory, nonbinding resolution.

RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to United’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.

As detailed in the Compensation Discussion and Analysis beginning below, United’s compensation for its named executive officers is in line with its peer group while United’s financial performance continues to be superior to its peer group’s financial performance. In addition, United’s Compensation Committee has reviewed the Company’s compensation policies and believes that United’s policies do not promote unnecessary risk-taking nor are they reasonably likely to have a material adverse effect on the Company.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is nonbinding on the Board of Directors. Although nonbinding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with shareholders and encourage all shareholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding United’s executive compensation programs.

United is currently conducting the “say-on-pay” advisory vote on an annual basis. The next “say-on-pay” advisory vote is scheduled for the 2020 Annual Meeting of Shareholders.

The Board of Directors and Compensation Committee recommends a vote “FOR” the nonbinding resolution to approve the compensation of United’s named executive officers.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

UBSI 2018 Performance

In 2018, United delivered a successful year of financial performance, highlighted by record before-tax earnings and increased dividends to shareholders. Key accomplishments included:

•	Before-tax earnings increased to a record $327 million, up from $285 million

•	Achieved record Net Income of $256 million, up from $151 million

•	Achieved record Diluted Earnings Per Share of $2.45, up from $1.54

•	Outperformed peer profitability with a Return on Assets of 1.36%

•	Dividends per Share increased from $1.33 to $1.36

•	Increased the dividend to shareholders for the 45th consecutive year

•	Member of the Dow Jones US Dividend Select Index, S&P High Yield Dividends Aristocrats Index, and the NASDAQ US Dividend Achiever 50 Index

•	Total shareholder returns exceeded all peers in our Proxy Peer Group

•	Total return for the NASDAQ Bank Index of -16.17% and the KBW Bank Index (BKX) of -17.71% as compared to United’s total return of -7.05%

•

Remained well-capitalized based on all regulatory guidelines, including the Basel III Capital Requirements (which became effective January 1, 2015), with capital ratios in excess of the regulatory requirements, with a risk-based capital ratio of 14.4%, a Common Equity Tier 1 capital ratio of 12.2%, a Tier 1 capital ratio of 12.2% and a leverage ratio of 10.1%

•	Asset quality remained sound with Non-Performing Assets decreasing $33 million and Non-Performing Assets to Total Assets decreasing from 1.01% to 0.83%

•	Largest community bank headquartered in the nation’s capital, with the #1 deposit market share of all community banks in the Washington, D.C. MSA

•	Received national recognition for community volunteer activity from the American Bankers Association

Philosophy of Compensation Program

The Company’s philosophy is to ensure that the total compensation paid to all its employees is fair, reasonable, competitive, maintains a balance between risk and reward, and is aligned with the best interests of our shareholders. United’s Compensation Committee (the “Committee”), comprised entirely of independent directors, administers United’s executive compensation program consistent with the Company’s compensation philosophy. Ensuring that United’s compensation program does not encourage excessive risk-taking continues to be a top priority of the Committee, and the Committee monitors the Company’s risk profile and risk management process to be sure that the Company’s compensation policies do not promote unnecessary and excessive risks that may threaten the value of the Company. All elements of compensation for the Company’s executive officers, as well as all its employees, are determined by competitive practices from marketplace data. For example, base salaries fall within salary ranges formulated from competitive salary information for like positions in like financial institutions. This information is developed from salary surveys as well as other peer group information. This compensation data is verified from time to time by outside consultants.

The Company strives to closely link executive and nonexecutive compensation with the achievement of financial and non-financial performance goals. Compensation is based on corporate performance, business unit performance, individual performance and an individual’s level of responsibility. In general, with an increased level of responsibility, there is a greater emphasis on corporate performance. The Committee believes that discretion, flexibility, and judgment are important to its ability to deliver appropriate incentive compensation. It is the Company’s practice to provide a mix of cash, equity-based compensation, and other non-cash compensation that it believes balances the best interests of the Company’s employees and the Company’s shareholders, reflecting near-term performance results and progress toward longer-term objectives.

At our 2018 Annual Meeting of Shareholders, our shareholders were given the opportunity to provide feedback to the Compensation Committee in the form of a nonbinding advisory vote on the Company’s executive compensation program, commonly referred to as a “Say-on-Pay” vote. Our shareholders overwhelmingly approved the compensation of our named executive officers, with 96.58% of the votes cast in favor of the “Say-on-Pay” resolution approving the compensation of the named executive officers for the 2017 fiscal year. In evaluating compensation decisions for the fiscal year 2018, the Compensation Committee was mindful of the strong support the “Say-on-Pay” resolution received at the Annual Meeting of Shareholders. Thus, the Committee continued to apply the same effective principles and philosophy used in previous years in determining executive compensation. Even though the result of the “Say-on-Pay” vote is nonbinding, the Board of Directors and Compensation Committee value the opinions that shareholders express in their votes and will continue to consider the outcome of the vote when making future executive compensation decisions.

Additionally, when determining how often to hold an advisory vote on executive compensation, the Board considered the strong preference for an annual vote expressed by our shareholders at our 2017 Annual Meeting. Accordingly, the Board determined that we will hold an annual advisory shareholder vote on the compensation of our named executive officers until the next “Say-on-Pay” frequency vote.

United’s compensation practices specifically related to its executive officers are presented in more detail in the following discussion and analysis.

Role of Executive Officers and the Committee in Compensation Decisions

As provided in its charter, the Committee has the authority to determine all compensation components for the named executive officers and to approve equity awards to other officers of the Company. The Committee met in February 2018 to discuss the annual evaluation process; to analyze peer data as it relates to executive compensation; to act on compensation issues for the named executive officers for 2018 and cash incentive awards for performance during 2017; to review consultant’s calculations related to the CEO Pay Ratio; and to review Board compensation. The Committee also met in July 2018 to review the results of the shareholder votes related to “Say-on-Pay” and the frequency of future advisory votes from the Annual Meeting of Shareholders and also discuss the Institutional Shareholder Services (“ISS”) Report. In addition, the Committee met in November 2018 to review the Annual Incentive Compensation Risk Assessment, and to review the Company’s Management Succession and Development Plan. Prior to the February 2018 Compensation Committee Meeting, the Chairman of the Company’s Compensation Committee and the Company’s Chief Executive Officer met to review the performance of the Company, the CEO’s performance, the performance of the other named executive officers, and the CEO’s recommendations as to the compensation of each named executive officer. The conclusions reached, and recommendations based on these reviews, including salary adjustments and annual award amounts, were presented to the Committee. The Committee, without the CEO present, annually reviews the CEO’s performance and reaches a recommendation as to his compensation.

The Committee considered compensation information for the Peer Group gathered from documents filed with the Securities and Exchange Commission and publicly available executive compensation surveys. The Committee also reviews a summary compensation table which provides an overview of total compensation for each named executive officer. The summary compensation table includes the value of each component of compensation including base salary, annual cash incentive award, stock option awards, change in pension benefit value, change in non-qualified deferred compensation earnings, and other compensation. The Committee reviews the compensation table on an annual basis.

Overview of Compensation Program

The Company’s executive compensation program is designed to:

•	Retain executive officers by paying them competitively, motivate them to contribute to the Company’s success, and reward them for their performance.

•	Link a substantial part of each executive officer’s compensation to the performance of both the Company and the individual executive officer.

•	Encourage ownership of Company common stock by executive officers.

•	Discourage excessive risk-taking by executive officers.

2018 Executive Compensation Components

For the fiscal year ended December 31, 2018, the principal components of compensation for named executive officers were:

•	Salary

•	Annual cash incentive compensation

•	Long-term incentive equity-based compensation

•	Retirement and other benefits

Role of Consultants, Peer Group, and Surveys

The Company uses salary surveys and peer group information when evaluating the compensation of our named executive officers. Periodically, the Committee retains the services of nationally recognized compensation consulting firms to provide independent advice on compensation matters and to review the Company’s compensation program for all executive officers. The Committee has the sole authority to retain and terminate any compensation consultant that assists its compensation analysis. The Committee receives comparative compensation data from management, proxy statements, other public disclosures or reports prepared by its independent compensation consultants providing insight on industry best practices. In 2014, the Committee retained McLagan, an Aon Hewitt company, to review UBSI’s Annual Cash Incentive Compensation program and compare the plan with those of its peers, industry best practices and regulatory guidance. In 2016, the Committee retained McLagan to recommend a new long-term incentive plan including prevalent designs, features, and implications of various design alternatives. McLagan also conducted a peer group analysis. In 2017, the Committee retained McLagan to review the Company’s CEO Pay Ratio disclosure that is required by Item 402(u) of Regulation S-K mandated by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. In 2018, the Committee retained McLagan to review best practices for Supplemental Executive Retirement Plan (“SERP”) agreements for executive officers. Based on this review, the Committee granted SERP agreements to two additional executive officers who are not named executive officers.

Peer Group

In determining executive compensation for 2018, the Committee used a peer group that consisted of banking companies operating in the United States in the same lines of business as United and of similar size (the “Peer Group”). These companies represented diversified markets and fell within a market capitalization range of $2.2 billion to $5.1 billion. On February 8, 2019, United’s market capitalization was $3.7 billion and the Peer Group had an average market capitalization of $3.5 billion. The Peer Group may change from year to year due to consolidation in the industry or a change in the size of a member of the Peer Group.

The Peer Group consisted of:

BancorpSouth, Inc. (Mississippi)	Trustmark Corporation (Mississippi)
F.N.B. Corporation (Pennsylvania)	UMB Financial Corporation (Missouri)
First Midwest Corporation (Illinois)	Umpqua Holdings Corporation (Oregon)
Fulton Financial Corporation (Pennsylvania)	Valley National Bancorp (New Jersey)
IBERIABANK Corporation (Louisiana)	Webster Financial Corporation (Connecticut)
MB Financial, Inc. (Illinois)	Western Alliance Bancorporation (Arizona)
Old National Bancorp (Indiana)	Wintrust Financial Corporation (Illinois)

Salaries

The first element of the executive compensation program is salaries. Salaries of the named executive officers are reviewed on an annual basis. In recent years, the Committee has been directing a shift in the mix of the Company’s executive compensation toward incentive compensation. This strategy is intended to increase the performance orientation of the Company’s executive compensation, and the Committee continued this emphasis in 2018. In setting the base salary for the Chief Executive Officer, and in reviewing and approving the salaries for the other named executive officers, the Committee first reviews the history of and the proposals for the compensation for each individual, including cash and equity-based components. In setting the salaries of the named executive officers, the Committee does not benchmark but considers salaries paid by the Peer Group to executive officers holding equivalent positions, information contained in the consultant’s executive compensation reports, corporate performance, business unit performance, individual performance, and an individual’s level of responsibility.

Based on the competitive salary data described above, the Committee established a competitive midpoint for a salary range which was used as a guideline to determine the executive officer’s base salary for the following year. At its meeting held on February 26, 2018, the Committee decided to increase the base salaries for the named executive officers as is reflected in the table below. These base salary increases were effective on June 1, 2018.

Executive	Title	2017 Base Salary	2018 Base Salary	% Increase
Richard M. Adams	Chief Executive Officer	$1,050,000	$1,095,000	4.3%
Richard M. Adams, Jr.	President	$480,000	$500,000	4.2%
James J. Consagra, Jr.	Chief Operating Officer	$480,000	$500,000	4.2%
W. Mark Tatterson	Chief Financial Officer and Treasurer	$380,000	$400,000	5.3%
Craige L. Smith	Chief Administrative and Information Officer	$325,000	$340,000	4.6%

Annual Cash Incentive Compensation

The second element of the executive compensation program is annual cash incentive compensation. The purpose of the Company’s annual cash incentive compensation is to motivate and reward executives for their contributions to the Company’s performance by making a portion of their cash compensation variable and dependent upon the Company’s performance. The Committee annually reviews the plan for cash incentive awards. As previously mentioned, the Committee considered the industry best practices provided by McLagan in the design of the 2018 annual cash incentive compensation framework.

For 2018, the Compensation Committee required the Company to meet a performance “trigger” before the plan could be activated. This “trigger” ensures annual cash incentives cannot be paid unless a certain level of performance is achieved. The Committee used Return on Average Assets due to its insight into how efficiently management is utilizing its asset base and its conventional use as a comparison between industry peers. The Committee evaluated this metric over a preceding year sample period and then determined an applicable performance hurdle for the Company. The trigger for 2018 was to generate Return on Average Assets of 1.00%. In 2018, the performance trigger was achieved; therefore, the named executive officers were eligible for cash incentive compensation.

The Compensation Committee considered a variety of possible performance metrics for the annual cash incentive compensation plan for 2018. These metrics are designed to align how management, shareholders and banking regulators assess the Company’s financial performance. The Committee determined that the following measures would focus executives on objectives that would benefit the Company and shareholders:

•	Earnings Per Share

•	Return on Average Assets

•	Non-Performing Assets Ratio

•	Total Shareholder Return

Earnings Per Share is the ratio of after-tax earnings to average diluted shares and is a common metric used by investors to evaluate the profitability of a company. Return on Average Assets is defined as the ratio of after-tax earnings to average total assets and allows investors to evaluate banks by their asset size, with loans and investment securities making up the largest components of the assets. Non-Performing Assets Ratio is the ratio of the sum of loans 90 days past due, non-accrual loans, restructured loans, and other real estate owned (OREO) to the sum of total assets which gives investors and regulators an evaluation of a company’s asset quality allowing them to determine if management is taking excessive risks. Total Shareholder Return is a common metric used to show the total returns to an investor in our common stock, by accounting for the change in stock price from the beginning to the end of the year, as well as the reinvestment of any dividends issued throughout the year.

The table below summarizes the 2018 performance measures and goals approved by the Compensation Committee for the named executive officers, as well as the actual 2018 performance results.

Goal	Weight	Threshold	Target	Maximum	Actual
Earnings Per Share	30%	$2.26	$2.50	$2.66	$2.45
Return on Average Assets	30%	1.19%	1.35%	1.44%	1.36%
Non-Performing Assets Ratio	20%	1.25%	0.90%	0.65%	0.83%
Total Shareholder Return	20%	25th percentile	50th percentile	75th percentile	100th percentile

Named executive officers are entitled to award opportunities based upon a percentage of base salary. Actual awards can range from 0% to the percentage set forth in the “Maximum” column of the table below, depending upon the corporate performance relative to the Annual Incentive Plan goals. The Compensation Committee established the target awards based-in-part on the market data for comparable executives included in the McLagan analysis. Performance between each performance level is interpolated on a straight-line basis. The following table represents the potential award opportunity levels expressed as a percentage of base salary for each named executive officer of United for 2018.

Named Executive Officer	Threshold	Target	Maximum
Richard M. Adams	15%	90%	140%
Richard M. Adams, Jr.	5%	55%	80%
James J. Consagra, Jr.	5%	55%	80%
W. Mark Tatterson	5%	55%	80%
Craige L. Smith	5%	45%	65%

The annual incentive plan for each named executive officer includes a discretionary feature that allows the Compensation Committee to adjust the award that would otherwise be suggested by rigid computation of the formula in the plan. The discretionary feature was not utilized in determining the annual cash incentive for the year of 2018.

Based upon the Company’s 2018 performance, Richard M. Adams received an annual cash incentive award equating to 111% of his targeted level, and the other named executive officers received annual incentive awards equating to 107% of their target incentive award level. The following tables include the performance level achieved with respect to each performance goal relative to the weighting and the level of each performance goal and the actual annual incentive awards paid to each named executive officer based upon overall performance.

Performance Goal	Performance Level Achieved	Weighting	Actual Payout Relative to Target (Adams)	Actual Payout Relative to Target (Consagra, Adams, Jr.)	Actual Payout Relative to Target (Tatterson)	Actual Payout Relative to Target (Smith)
EPS	Between Threshold & Target	30%	83%	81%	81%	81%
ROAA	Between Target & Maximum	30%	106%	105%	105%	105%
NPAs / Total Assets	Between Target & Maximum	20%	116%	113%	113%	112%
Total Shareholder Return	Reached Maximum	20%	156%	145%	145%	144%
Calculated Total		100%	111%	107%	107%	107%
Subjective Adjustment			0%	0%	0%	0%
Total		100%	111%	107%	107%	107%

Named Executive Officer	Target Incentive as % of Salary	Target Cash Incentive, $	Annual Cash Incentive as % of Salary	Actual Cash Incentive, $
Richard M. Adams	90%	$985,500	100%	$1,092,582
Richard M. Adams, Jr.	55%	$275,000	59%	$ 295,542
James J. Consagra, Jr.	55%	$275,000	59%	$ 295,542
W. Mark Tatterson	55%	$220,000	59%	$ 236,433
Craige L. Smith	45%	$153,000	48%	$ 164,175

The CEO received an overall excellent performance rating from the Compensation Committee for 2018. In his 42nd year of leadership as CEO, United increased the dividend to shareholders for the 45th consecutive year. United is one of only two major banking companies in the nation to have achieved such a record. This achievement is evidence of United’s consistent profitability, solid asset quality, and sound capital position. In 2018, under Adams’ leadership, United increased before tax earnings from $285 million to a record $327 million. The Company achieved record net income of $256 million and record diluted earnings per share of $2.45. United outperformed peer profitability with a return on assets of 1.36% and an efficiency ratio of 51.32%. The Committee also recognized the Company’s sound asset quality, highlighted by a $33 million reduction in non-performing assets. United is the largest community bank headquartered in the nation’s capital, with the #1 deposit market share of all community banks in the Washington, D.C. MSA. During Adams’ administration, the Company has substantially increased long-term shareholder value. In 2018, United’s total shareholder returns exceeded all the returns of the peers in the Peer Group. If you had invested $100,000 at the start of this administration, including dividend reinvestment, it would have been worth approximately $10.6 million at December 31, 2018.

Long-Term Incentive Compensation

The third element of the executive compensation program is long-term incentive compensation. In 2016, the Committee retained McLagan to analyze and recommend a new long-term incentive plan. McLagan reviewed industry best practices including prevalent designs, features and implications of alternate design plans. On February 29, 2016, the Committee and the Board approved the 2016 Long-Term Incentive Plan (“2016 LTI Plan”) to replace the 2011 Long-Term Incentive Plan which expired in May 2016. Awards made under the 2011 Long-Term Incentive Plan will continue to be administered under this plan; however, no new awards may be made under the 2011 Long-Term Incentive Plan after May 16, 2016. The Committee directed that the 2016 LTI Plan be submitted to the shareholders for approval. At the 2016 Annual Meeting of Shareholders held on May 18, 2016, the shareholders approved the 2016 Long-Term Incentive Plan. The 2016 Long-Term Incentive Plan will expire on May 18, 2021.

The Compensation Committee, at its meeting on February 26, 2018, set a minimum holding period for executive officers after vesting occurs for stock options and stock grants awarded in 2018. The minimum holding period is two years from the date of vesting. The Compensation Committee also set a performance requirement that must be met before stock options and stock grants issued to executive officers will be earned. The performance hurdle set for the 2018 options and stock grants was to achieve an average Return on Average Assets of 1.00% for the period ending December 31, 2018. The Company’s Return on Average Assets achieved during the specified time horizon met the performance requirements set forth by the Compensation Committee, therefore, the stock options and stock grants issued in 2018 were considered “earned” as of February 2019. These options and grants will vest in 25% increments over the first four anniversaries of the award, consistent with other participants in the plan. The vesting component and minimum holding period serve as a tool to enhance the retention of executive officers.

Annual restricted stock awards and stock option grants for executive officers are a key element of market-competitive total compensation. The Committee approves annual long-term incentive awards for the executive officers based on various factors including: level of responsibility within the organization, the individual’s contribution toward performance goals, compensation peer group data, a review of available published data on senior management compensation, and information contained in the McLagan consulting report. Based on the criteria listed above, in February 2018, the Committee granted restricted stock awards and stock option grants to the named executive officers as detailed in the table below.

Name/Position	Stock Option Grants (#)	Stock Option Grant Date Fair Value	Restricted Stock Awards (#)	Restricted Stock Grant Date Fair Value

Richard M. Adams, Chairman of the Board and Chief Executive Officer	49,519	$374,364	18,277	$687,215

Richard M. Adams, Jr., President	16,060	$121,414	5,928	$222,893

James J. Consagra, Jr., Chief Operating Officer	16,060	$121,414	5,928	$222,893

W. Mark Tatterson, Chief Financial Officer and Treasurer	12,453	$ 94,145	4,596	$172,810

Craige L. Smith, Chief Administrative and Information Officer	8,871	$ 67,065	3,274	$123,102

If the Company would not have met the performance hurdle for the 2018 fiscal year, the executive officers would earn none of the stock options and stock grants that were awarded in February 2018. The executive officers do not have the ability to earn a percentage of the stock options or stock grants awarded if the Company’s performance is below the established performance hurdle. Likewise, the executive officers cannot earn stock options or stock grants above the target level of stock options and stock grants awarded in February 2018 (i.e. there is no ability to vest at a level above target).

Stock Options

Any options granted by the Company will have an exercise price equal to the fair market value of the Company’s stock based on the closing stock price of the Company’s common stock as of the date of grant. The Company’s practice is to grant option awards as of the date approved by the Committee. The Company has never granted an option priced on a date other than the grant date. These stock options will have value only if the market price of the common stock increases after the grant date. The Company is prohibited from exchanging underwater stock options for a cash settlement. Options granted under the plan vest per a schedule designated at the grant date.

Perquisites and Other Personal Benefits

Generally, the Company provides modest perquisites or personal benefits, and only with respect to benefits or services that are designed to assist a named executive officer in being productive and focused on his or her duties, and which management and the Committee believe are reasonable and consistent with the Company’s overall compensation program. Management and the Committee periodically review the levels of perquisites or personal benefits provided to the named executive officers.

Retirement and Other Benefits

United has a defined benefit retirement plan covering substantially all employees hired prior to October 1, 2007. Employees who meet the minimum age requirement, work at least 1,000 hours per year and were hired prior to October 1, 2007, are covered under the United Bankshares, Inc. Pension Plan (the “Plan”). The cost of the Plan is fully funded by the Company. Employees hired or rehired on or after October 1, 2007, are not eligible to participate in this Plan. The Plan benefit is based on years of service and average salary. Maximum salary levels are set each year based on Internal Revenue Service regulations and are generally less than the average salary of the named executive officers. These maximum levels limit the qualified pension benefit payout available to named executive officers’ percentage of current base pay.

To provide funding for the shortfall in qualified pension plan benefit, United provides SERP agreements to the named executive officers. In 2003, the Company retained Clark/Bardes to implement the Company’s Supplemental Retirement Program and to determine its reasonableness and competitiveness in the marketplace. SERP agreements are generally provided to executives in the banking industry, and the Company considers them a necessary element of a competitive compensation package. In 2018, the Company retained McLagan to evaluate industry best practices for SERP agreements for executive officers. Based on this review, the Committee granted SERP agreements to two additional executive officers who are not named executive officers.

Clawback Provision

The Committee has approved a “clawback” policy that applies to all our NEOs and other executive officers, should the Company be required to prepare an accounting restatement due to materially inaccurate performance metrics. This policy applies to all cash incentive compensation provided on or after January 1, 2015.

Employment Agreements

None of the named executive officers, other than the Company’s Chief Executive Officer, Mr. Adams, has an employment agreement with the Company. See the description of Mr. Adams’ Employment Agreement under the heading “Employment Contracts of Named Executive Officers” on page 35.

In deciding to enter into an Employment Agreement with Mr. Adams and in deciding to extend the term of Mr. Adams’ Employment Agreement, the Company considered the following factors: the Company’s consistent long-term success in attaining its performance goals under Mr. Adams’ leadership; Mr. Adams’ 50 years of service to the Company; and the growth of the Company from a single office $100 million bank to a $19.3 billion regional bank holding company during Mr. Adams’ 42-year tenure as Chief Executive Officer creating substantial long-term returns to the Company’s shareholders.

Termination and Change of Control

The Company has entered into change of control agreements with the following named executive officers: Richard M. Adams, Richard M. Adams, Jr. and James J. Consagra, Jr. The Change of Control Agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreements for the named executive officers is provided under the heading “Potential Payments upon Termination or Change of Control” on page 40.

Non-Qualified Deferred Compensation

The named executive officers, in addition to certain other executives, are entitled to participate in the Company’s Non-Qualified Retirement and Savings Plan. Under the Non-Qualified Retirement and Savings Plan, eligible employees can defer up to 100% of cash compensation in excess of the limits prescribed by the Internal Revenue Service. The Company does not match or supplement executive contributions to this plan. The Non-Qualified Retirement and Savings Plan is discussed in further detail under the heading “Non-Qualified Deferred Compensation” on page 38.

Other Compensation

The Company provides other benefits to executive officers as well as all full-time employees. These benefits include the opportunity to participate in a Qualified Savings and Stock Investment 401K plan, medical and dental insurance plans, company-paid group life and long-term disability plans, and paid time off.

Tax and Accounting Implications

Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code, publicly held corporations generally may not take a tax deduction for compensation in excess of $1 million paid to any named executive officer during any fiscal year. There was an exception to the $1 million limitation for performance-based compensation meeting certain requirements. However, as a result of changes made by the Tax Cuts and Jobs Act, Section 162(m) will limit the Company from deducting compensation, including performance-based compensation, in excess of $1 million paid to anyone who, starting with our 2018 fiscal year, serves as the chief executive officer or chief financial officer, or who is among the three most highly compensated executive officers for any fiscal year beginning with the 2018 fiscal year. The only exception to this rule is for compensation (including performance-based compensation) that is paid pursuant to a binding contract in effect on November 2, 2017, that would have otherwise been deductible under the prior Section 162(m) rules.

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. However, the Committee may approve compensation that will not meet these requirements to ensure competitive levels of total compensation for its executive officers.

Non-Qualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided on page 38 under the heading “Non-Qualified Deferred Compensation.”

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments including its Stock Option Program, Long-Term Stock Grant Program, Restricted Stock Program and Stock Award Program in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation-Stock Compensation” (ASC topic 718).

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table is a summary of certain information concerning the compensation awarded or paid to, or earned by, the Company’s named executive officers as determined as of the end of 2018, 2017, and 2016.

Name and Principal Position	Year	Salary		Stock Awards (1)		Option Awards			Non-Equity Incentive Plan Compen- sation (5)		Change in Pension Value and Non- qualified Deferred Compen- sation Earnings (6)		All Other Compen- sation (7)		Total
Richard M. Adams Chairman of the Board and Chief Executive Officer	2018 2017 2016	$ $ $	1,076,250 1,011,406 943,885	$ $ $	687,215 827,948 325,872	$ $ $	374,364 438,243 232,101	(2) (3) (4)	$ $ $	1,092,582 750,452 831,425	$ $ $	0 585,009 185,314	$ $ $	25,524 24,973 20,515	$ $ $	3,255,935 3,638,031 2,539,112
Richard M. Adams, Jr. President	2018 2017 2016	$ $ $	492,308 454,615 408,615	$ $ $	222,893 268,538 108,624	$ $ $	121,414 142,131 77,367	(2) (3) (4)	$ $ $	295,542 204,068 218,211	$ $ $	0 263,798 141,606	$ $ $	48,994 49,701 50,067	$ $ $	1,181,150 1,382,851 1,004,490
James J. Consagra, Jr. Executive Vice President and Chief Operating Officer	2018 2017 2016	$ $ $	492,308 454,615 408,615	$ $ $	222,893 268,538 108,624	$ $ $	121,414 142,131 77,367	(2) (3) (4)	$ $ $	295,542 204,068 218,211	$ $ $	0 262,242 153,921	$ $ $	34,561 39,210 32,563	$ $ $	1,166,717 1,370,804 999,301
W. Mark Tatterson Executive Vice President and Chief Financial Officer	2018 2017 2016	$ $ $	392,308 357,308 312,923	$ $ $	172,810 208,199 89,352	$ $ $	94,145 110,209 63,636	(2) (3) (4)	$ $ $	236,433 161,554 169,192	$ $ $	182,217 194,800 104,130	$ $ $	29,599 25,315 24,717	$ $ $	1,107,511 1,057,385 763,950
Craige L. Smith Executive Vice President	2018 2017 2016	$ $ $	334,231 313,077 288,615	$ $ $	123,102 148,312 80,592	$ $ $	67,065 78,508 57,851	(2) (3) (4)	$ $ $	164,175 112,974 126,909	$ $ $	0 115,212 297,613	$ $ $	24,583 21,595 20,585	$ $ $	713,156 789,678 872,165

Footnotes:

(1)

Compensation amounts reflect the grant date fair value of restricted stock awarded in accordance with FASB ASC Topic 718. For 2018, the compensation amount was calculated using a grant date closing stock price of $37.60. For 2017, the compensation amount was calculated using a grant date closing stock price of $45.30. For 2016, the compensation amount was calculated using a grant date closing stock price of $35.04.

(2)

Compensation amounts for 2018 reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock options granted pursuant to United’s 2016 LTI Plan. For options granted in 2018, the grant date fair value was calculated using a binomial lattice option pricing model based on a weighted average fair value of $7.56 per option. The assumptions used in determining the valuation of these options using this methodology were as follows: average expected option life of 6.93 years; risk-free interest rate of 2.74%; a volatility factor of 0.255; and a dividend yield of 3.00%.

(3)

Compensation amounts for 2017 reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock options granted pursuant to United’s 2016 LTI Plan. For options granted in 2017, the grant date fair value was calculated using a binomial lattice option pricing model based on a weighted average fair value of $8.85 per option. The assumptions used in determining the valuation of these options using this methodology were as follows: average expected option life of 6.98 years; risk-free interest rate of 2.13%; a volatility factor of 0.262; and a dividend yield of 3.00%.

(4)

Compensation amounts for 2016 reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock options granted pursuant to United’s 2011 LTI Plan. For options granted in 2016, the grant date fair value was calculated using a binomial lattice option pricing model based on a weighted average fair value of $6.97 per option. The assumptions used in determining the valuation of these options using this methodology were as follows: average expected option life of 6.90 years; risk-free interest rate of 1.47%; a volatility factor of 0.281; and a dividend yield of 3.00%.

(5)

The amounts disclosed were awarded pursuant to United’s Non-Equity Incentive Plan which is based on financial and individual performance measures that are communicated to the named executive officers. A more detailed discussion of terms of such plan and its application in 2018 is set forth in the Compensation Discussion and Analysis under the heading “Annual Cash Incentive Compensation.” The amounts earned under United’s Non-Equity Incentive Plan are disclosed in the year earned, although paid in the following year.

(6)

Change in value of executive officer’s Pension and SERP benefit during the year of 2018. Declines in Pension and SERP values are not included in the table above. For Mr. R. Adams, his Pension value decreased $120,030 and his SERP value decreased $285,308. For Mr. R. Adams, Jr., his Pension value decreased $47,557 and his SERP value decreased $35,838. For Mr. Consagra, his Pension value decreased $10,087 and his SERP value decreased $25,974. Mr. Tatterson, his Pension value decreased $28,696 and his SERP value increased $182,217. For Mr. Smith, his Pension value decreased $2,890 and his SERP value decreased $27,484.

(7)

All Other Compensation includes Company contributions to the named executive officer’s 401(k) Plan ($11,000 each for Messrs. Adams, Adams, Jr., Consagra, Tatterson and Smith for 2018) and company paid life, health ($11,704 for Mr. Adams, $13,120 for Mr. Adams, Jr., $16,466 for Mr. Tatterson, and $11,670 for Mr. Smith for 2018)and disability insurance premiums. All Other Compensation also includes perquisites (aggregate amounts for perquisites less than $10,000 are not disclosed). Perquisites are valued based on their incremental cost to the Company in accordance with SEC regulations. Aggregate perquisites of $22,709 were provided to Mr. Adams, Jr. in 2018 which exceeded $10,000 and are thus included in his All Other Compensation column. His perquisites include country club memberships and the personal use of a Company automobile. Aggregate perquisites of $12,039 were provided to Mr. Consagra in 2018 which exceeded $10,000 and are thus included in his All Other Compensation column. His perquisites include a country club membership and the personal use of a Company automobile.

Salary and bonus amounts paid to the named executive officers as a percentage of total compensation are as follows for 2018: Mr. R. Adams – 33.06%; Mr. R. Adams, Jr. – 41.68%; Mr. Consagra – 42.20%; Mr. Tatterson – 35.42% and Mr. Smith – 46.87%.

Grants of Plan-Based Awards

The following table sets forth information concerning individual grants of all plan-based awards in the fiscal year 2018 to the named executives.

Name	Type of Award*	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2) (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($) (4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard M. Adams	ACI SO RS	2/26/2018 2/26/2018 2/26/2018	$164,250 — —	$985,500 — —	$1,533,000 — —	— — —	— 49,519 18,277	— — —	— — —	— — —	$	— 37.60 —	$ $	— 374,364 687,215
Richard M. Adams, Jr.	ACI SO RS	2/26/2018 2/26/2018 2/26/2018	$25,000 — —	$275,000 — —	$400,000 — —	— — —	— 16,060 5,928	— — —	— — —	— — —	$	— 37.60 —	$ $	— 121,414 222,893
James J. Consagra, Jr.	ACI SO RS	2/26/2018 2/26/2018 2/26/2018	$25,000 — —	$275,000 — —	$400,000 — —	— — —	— 16,060 5,928	— — —	— — —	— — —	$	— 37.60 —	$ $	— 121,414 222,893
W. Mark Tatterson	ACI SO RS	2/26/2018 2/26/2018 2/26/2018	$20,000 — —	$220,000 — —	$320,000 — —	— — —	— 12,453 4,596	— — —	— — —	— — —	$	— 37.60 —	$ $	— 94,145 172,810
Craige L. Smith	ACI SO RS	2/26/2018 2/26/2018 2/26/2018	$17,000 — —	$153,000 — —	$221,000 — —	— — —	— 8,871 3,274	— — —	— — —	— — —	$	— 37.60 —	$ $	— 67,065 123,102

Footnotes:

*	ACI = Annual Cash Incentive; SO = Stock Options; RS = Restricted Stock

(1)

Amounts represent potential payout opportunities under United’s Non-Equity Incentive Plan for each of the named executive officers. As further detailed in the section entitled “Annual Cash Incentive Compensation” in the Compensation Discussion and Analysis, the award opportunities presented in the table are based on percentages of base salary, performance measures and goals for 2018. Actual awards earned for 2018 are reported in the Summary Compensation Table under the column headed “Non-Equity Incentive Compensation”.

(2)

Stock option grants in 2018 were made under the United Bankshares, Inc. 2016 Long-Term Incentive Plan as approved by shareholders on May 18, 2016. Stock options were granted on February 26, 2018 at the grant date closing price based on performance in 2017 and other criteria and will vest equally over a four-year period from the grant date upon achieving certain goals as discussed in the Compensation Discussion and Analysis. These options have a term of 10 years. Vesting is based upon continued employment through the vesting date. All options will become immediately exercisable upon a change of control of the Company. The stock options were considered “earned” as of February 2019 because the Company achieved the performance requirements applicable to the stock option awards as described in the Compensation Discussion and Analysis.

(3)

Shares of restricted stock granted in 2018 were made under the United Bankshares, Inc. 2016 Long-Term Incentive Plan as approved by shareholders on May 18, 2016. Shares of restricted stock were granted on February 26, 2018 based on performance in 2017 and other criteria and will vest equally over a four-year period from the grant date upon achieving certain goals as discussed in the Compensation Discussion and Analysis. Recipients of restricted shares do not pay any consideration to United for these shares, have the right to vote all shares subject to such grant and receive all dividends with respect to such shares, whether or not the shares have vested. Vesting is based upon continued employment through the vesting date. All restricted shares will immediately vest upon a change of control of the Company. The shares of restricted stock were considered “earned” as of February 2019 because the Company achieved the performance requirements applicable to the stock option awards as described in the Compensation Discussion and Analysis.

(4)

Amounts in this column reflect the aggregate grant date fair value of stock and option awards granted in 2018 computed in accordance with FASB ASC Topic 718. For options granted in 2018, the grant date fair value was calculated using a binomial lattice option pricing model based on a weighted average fair value of $7.56 per option. The assumptions used in determining the valuation of these options using this methodology were as follows: average expected option life of 6.93 years; risk-free interest rate of 2.74%; a volatility factor of 0.255; and a dividend yield of 3.00%. For restricted stock granted in 2018, the grant date fair value was calculated by multiplying the shares awarded by the grant date closing stock price of $37.60.

Employment Contracts of Named Executive Officers

Richard M. Adams, Chairman and Chief Executive Officer of United and Chairman of United Bank, entered into an employment contract with United effective February 28, 2011. The original term of Mr. R. Adams’ employment contract was three years, with the provision that the contract could be extended annually for one (1) year to maintain a three (3) year contract. This contract was amended on February 25, 2019 to provide for continued employment of Mr. Adams and to extend the term of the contract through March 31, 2022.

Under Mr. R. Adams’ contract, if the contract is terminated for any reason other than cause, Mr. R. Adams, or his family or estate, is entitled to a lump sum payment equal to three times the sum of his prior year’s base salary and target bonus. Under Mr. R. Adams’ contract, cause is defined as based on (i) excessive, unapproved absences, (ii) gross or willful neglect of duty that results in some substantial loss to United, or (iii) fraud or commission of any criminal act, if proven. If the contract is terminated for cause, United must pay Mr. R. Adams’ base salary only for the period of his active full-time employment to the date of termination. Under the contract, Mr. R. Adams is required to devote his full-time energies to performing his duties as Chairman and CEO on behalf of United and its subsidiaries. The contract provides for a base compensation of $1,138,800 and additional benefits consistent with the office. This base compensation may be increased but not decreased.

Bank Owned Life Insurance (BOLI)

United has purchased BOLI policies covering several key company officers including the named executive officers. The purchase of BOLI represents a tax-advantaged financing strategy that permits the Company to meet its increasing benefit liability obligations in a more cost-effective manner. The intent is to create an independent source of funds to recoup some of the benefit expenses. The policies’ earnings, including death proceeds, will be used to offset and recover a portion of the costs to carry the policies. Interest earned on the cash value is not subject to tax unless the policies are surrendered or borrowed against before the insured’s death. United earned the following approximate amounts of income in 2018 related to the BOLI policies on the named executive officers: Mr. R. Adams, $82,000; Mr. R. Adams, Jr., $19,000; Mr. Consagra, $25,000; Mr. Tatterson, $7,000; and Mr. Smith, $37,000.

Employee Benefit Plans

Except for the Deferred Compensation Plan applicable to directors, no directors or principal shareholders of United and its subsidiaries, other than those persons who are salaried officers, participate in any type of benefit plan of United.

United’s subsidiaries provide, on a substantially non-contributory basis for all full-time employees, including the named executive officers, life and disability insurance. Life insurance with a value of 250% of base salary, up to a maximum benefit of $1,000,000, is provided to all full-time employees, including executive officers. The premiums paid by United for life insurance on any individual, which has a face value greater than $50,000 is properly reported as compensation. These plans do not discriminate, in scope, terms or operation, in favor of the executive officers of United or its subsidiaries and are available generally to all full-time salaried employees of United and its subsidiaries.

Pension Benefits

Pension Plan. The United Bankshares, Inc. Pension Plan is a defined benefit pension plan. It is a tax-qualified, broad-based plan generally available to all regular employees (with some exceptions) hired prior to October 1, 2007. Participation is automatic for those employees hired before October 1, 2007 and begins on January 1 or July 1 after an eligible employee completes one (1) year of service (12 consecutive months during which the employee completes at least 1,000 hours of service) and reaches the age of 21.

Normal benefits under the Pension Plan are based on these factors:

•	years of credited service

•	compensation of the employee, and

•	Social Security covered compensation.

An employee is 100% vested when the first of the following occurs:

•	the employee completes at least 5 years of service or

•	the employee reaches the normal retirement date or

•	the employee reaches early or disability retirement (regardless of whether the employee actually retires).

For purposes of calculating benefits under the Pension Plan, compensation is generally the pay an employee receives from United, including any pre-tax savings under a 401(k) plan maintained by United and salary reductions under an Internal Revenue Code Section 125 plan. Compensation does not include overtime, bonuses or director’s fees. Maximum compensation limits for benefit calculations are set by governmental rules. The limit is indexed and may change each year. For 2018, the limit was $220,000.

The employee’s average compensation is used to calculate his or her retirement benefit. Average compensation is the employee’s average pay over the consecutive five years out of the last ten years with the Company that produces the highest average.

Benefits are paid under the Pension Plan when an employee retires. Retirement under the Pension Plan can be normal retirement, early retirement, delayed retirement or disability retirement.

If an employee retires at the normal retirement age of 65, then the employee’s monthly normal retirement benefit is equal to the sum of 1.25% of average compensation and 0.5% of average compensation in excess of Social Security covered compensation, multiplied by years of service up to 25 years. If an employee terminates employment before his or her normal retirement date, the employee is entitled to his or her vested accrued benefit. The employee will receive the benefits upon early retirement or at his or her normal retirement date, whichever comes first.

An employee may elect early retirement after he or she reaches age 55 and has completed at least 5 years of service. The early retirement benefit is equal to the employee’s accrued benefit as of his or her early retirement date. If payment of the early retirement benefit begins before the employee’s normal retirement date, then the benefit is reduced.

Supplemental Executive Retirement Agreements. United has entered into Supplemental Retirement Agreements (“SERPs”) with each of its named executive officers to encourage such officers to remain employees of United. The SERPs are designed to provide a certain level of post-retirement income to the individuals who have a significant impact on the long-term growth and profitability of United. A more detailed description of the SERPs begins on page 40 of this Proxy Statement.

The following table shows the present value of the accumulated benefit under the Pension Plan and the SERPs as well as the dollar amount of any payments and benefits paid to each named executive officer during the last completed fiscal year and the years of credited service for each of the named executive officers. The values in the table reflect the actuarial present value of the named executive officer’s accumulated benefit under each plan, computed as of December 31, 2018.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Richard M. Adams	Pension Plan	50	$1,398,024	$108,964
	SERP	50	$6,176,121	—
Richard M. Adams, Jr.	Pension Plan	24	$646,686	—
	SERP	24	$880,697	—
James J. Consagra, Jr.	Pension Plan	21	$793,054	—
	SERP	21	$962,112	—
W. Mark Tatterson	Pension Plan	22	$422,084	—
	SERP	22	$284,968	—
Craige L. Smith	Pension Plan	18	$920,810	—
	SERP	18	$525,526	—

The present value of the accumulated benefit for both the SERP and the Pension Plan benefits was calculated using the following weighted-average assumptions: discount rate of 4.52%; compensation increase rate of 3.50% prior to age 45 and 3.00% otherwise; and an investment return of 7.00%. Benefits under both the Pension Plan and the SERP are based on annual base salary and do not include bonuses, directors’ fees, expense reimbursements, and employer contributions to retirement plans. For Mr. R. Adams, the annual benefit under his SERP is further reduced by fifty percent of the annual benefits payable at retirement under Social Security, annual benefits payable at retirement under the Pension Plan and benefits attributable to the portion of his account balances arising from the Company’s contributions to United’s Savings and Stock Investment Plan.

Benefit figures shown are computed on the assumption that participants will retire at the earliest time available under the plan without any benefit reduction due to age. For the Pension Plan, the earliest retirement age is 55. For the SERPs, the earliest retirement ages without benefit reduction due to age for the named executive officers are as follows: Mr. R. Adams – 65; Mr. R. Adams, Jr. – 55; Mr. Consagra – 60; Mr. Tatterson – 60 and Mr. Smith – 65.

The Pension Plan and the SERP are designed to work together to provide each named executive officer with a certain level of benefits. Social Security benefits are deducted from the annual benefits payable under the Pension Plan. The annual benefits under the amended SERP for Mr. R. Adams is reduced by (i) fifty percent of the annual benefits payable at retirement under Social Security, (ii) the annual benefits payable upon retirement under the Pension Plan and (iii) the benefits attributable to the portion of the named executive officer’s account balances arising from the Company’s contributions to the United’s Savings and Stock Investment Plan.

As a general rule, United does not grant extra years of service under the Pension Plan and the SERP. Exceptions may occur, however, in the case of mergers and acquisitions.

Other Employee Plans

Each employee of United, including named executive officers, who completes ninety (90) days of qualified service, is eligible to participate in the United Bankshares, Inc. Savings and Stock Investment Plan, a qualified deferred compensation plan under Section 401(k) of the Internal Revenue Code. Each participant may contribute from 1% to 100% of compensation to his/her account, subject to Internal Revenue Service maximum deferral limits. United will match 100% of the first 4% of salary deferred with United stock. Vesting is 100% for employee deferrals and the company match at the time the employee makes his/her deferral.

United employees may participate in an employee stock purchase plan whereby its employees may purchase shares of United’s common stock. Purchases made by employees under this plan are coordinated by the Personnel and Shareholder Relations Department of United Bank, and involve stock purchased at market price for this purpose.

Non-Qualified Deferred Compensation

United provides a Non-Qualified Retirement and Savings Plan (the “Non-Qualified Plan”), which was amended and restated in November of 2008 to comply with Internal Revenue Code Section 409A, to provide a supplemental savings program for certain employees of the Company who are unable to make meaningful contributions to the United Savings and Stock Investment Plan. This plan is intended to benefit a select group of management or highly compensated employees of the Company. Each participant may elect to defer any percentage of his or her salary and bonus as a supplemental savings contribution. Participants may elect the manner in which their deferral contributions are deemed to be invested provided that no investments are made in assets located outside of the United States.

Participants are not entitled to the Non-Qualified Plan benefits prior to their date of employment termination. The benefits under the Non-Qualified Plan are paid upon a participant’s retirement, disability or termination of employment. Benefits are paid either as a single lump sum or substantially equal installments over a period of not less than three nor more than ten years as elected by the participant. Upon death of a participant, his or her named beneficiary(ies) will receive such participant’s benefits payable under the Non-Qualified Plan.

Each investment is subject to market risk. The degree of market risk varies by investment.

The following table shows the contributions, earnings and year-end balances for 2018 with respect to non-qualified deferred compensation plans for the named executive officers.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY (1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Richard M. Adams	—	—	—	—	—
Richard M. Adams, Jr.	—	—	$8,223	—	$1,008,808
James J. Consagra, Jr.	—	—	$(631)	—	$24,772
W. Mark Tatterson	—	—	—	—	—
Craige L. Smith	—	—	$(456)	—	$6,919

Footnotes:

(1)	None of the earnings shown above or in the previous year represent above-market or preferential earnings and, thus, are not included in the Summary Compensation Table.

The amount of earnings for the named executive officers in the year of 2018 by investment option is as follows:

Fund Name	Aggregate Earnings in Last FY	Total Return in Last FY
American Century VP Med Cap Value Fund	—	(7.89%)
American Funds IS New World Fund Class 2	—	(11.02%)
American Funds IS International 2	$(45)	(13.13%)
BlackRock High Yield VI Fund – Class I	—	0.66%
Cash Account	14,003	2.60%
Dreyfus IP Small Cap Stock Index Prt SC	—	10.60%
Dreyfus Stock Index Fund IS	(545)	(4.63%)
Fidelity Freedom 2020 SVC	—	(3.92%)
Fidelity Freedom 2030 SVC	—	(5.77%)
Fidelity VIP Investment Grade Bond	(92)	(0.63%)
Goldman Sachs Bank USA cd 2.35%	(7,770)	(3.10%)
High Yield VCT Portfolio	—	4.29%
Janus Henderson Global Technology Portfolio	—	10.90%
Lazard Emerging Markets Equity Portfolio	—	11.44%
LMP ClearBridge Variable Small Cap Growth	—	11.52%
MFS VIT Value Series	—	(7.68%)
Nationwide NVIT Mid Cap Index I	(447)	(11.38%)
Nationwide NVIT Money Market	2,916	1.44%
T Rowe Price Blue Chip Growth Portfolio	41	1.92%
Wells Fargo Advantage Discovery Fund	—	12.78%
United Bankshares, Inc. Common Stock	(925)	(6.56%)
Total	$7,136

Potential Payments upon Termination or Change in Control

Supplemental Executive Retirement Agreements. On July 27, 1990, United entered into a Supplemental Retirement Agreement (“SERP”) with Mr. Richard M. Adams. The agreement was amended on November 1, 2001 and was further amended in November of 2008 to comply with Internal Revenue Code Section 409A. This amended agreement provides for an annual supplemental retirement benefit upon Mr. Adams reaching age 65 or upon the later termination of his employment with United or an affiliated or successor entity to United, whichever last occurs. On February 28, 2011, the agreement was further amended to change the benefits payable under the SERP. Under the amended agreement, the annual benefit will be equal to seventy percent (70%) of the average of Mr. R. Adams’ three highest base salaries, reduced by (1) fifty percent of benefits paid upon retirement under Social Security, (2) annual benefits payable upon retirement under the Pension Plan, and (3) the annual amount of benefits payable to Mr. R. Adams upon his normal retirement age, on a single life annuity basis, attributable to the portion of Mr. R. Adams’ account balances arising from employer contributions under the United Savings and Stock Investment Plan. The amended agreement continues to provide for reduced benefits for early retirement before age 65 as well as payments to his spouse or his estate if unmarried in the event of his death. The benefits under the amended agreement are fully vested in Mr. R. Adams and survive his termination of employment from United or an affiliated or successor entity to United for whatever reason, including but not limited to, change in control, dismissal with or without cause, voluntary termination, expiration of contract or disability.

On October 1, 2003, United entered into SERPs with the named executive officers, Richard M. Adams, Jr. and James J. Consagra, Jr. to encourage them to remain an employee of United. These Supplemental

Retirement Agreements were amended in November of 2007 to add a death benefit payable to the participant’s beneficiary and amended in November of 2008 in order to comply with Internal Revenue Code Section 409A.

The amended SERPs for Mr. Consagra and Mr. R. Adams, Jr. provide that each will receive upon retirement on or after the age set forth in the SERPs, an annual benefit equal to $100,000, paid in monthly installments for a period of fifteen (15) years. If Mr. Consagra or Mr. R. Adams, Jr. retires or leaves employment early, the executive will receive an accrual benefit set forth in a Schedule to the SERP, subject to a ten (10) year vesting schedule. This early termination benefit will be paid monthly for a period of fifteen (15) years starting at age 55 for Mr. R. Adams, Jr. for a separation from services before age 55, or starting at age 60 for a separation from service before the age of 60 for Mr. Consagra.

On November 7, 2013, United entered into a SERP with the named executive officer, Craige L. Smith. The SERP provides that Mr. Smith will receive, at the age set forth in the SERP, an annual benefit equal to $50,000, paid in monthly installments for a period of fifteen (15) years. If Mr. Smith retires or leaves employment early, the executive will receive an accrual benefit set forth in a Schedule to the SERP, subject to a three (3) year vesting schedule. This early termination benefit will be paid monthly for a period of fifteen (15) years starting at the date of separation of service for a separation of service at or after age 65.

On November 7, 2013, United entered into a SERP with the named executive officer, W. Mark Tatterson. The SERP provides that Mr. Tatterson will receive, at the age set forth in the SERP, an annual benefit equal to $110,000, paid in monthly installments for a period of fifteen (15) years. If Mr. Tatterson retires or leaves employment early, the executive will receive an accrual benefit set forth in a Schedule to the SERP, subject to a ten (10) year vesting schedule. This early termination benefit will be paid monthly for a period of fifteen (15) years starting at the date of separation of service for a separation of service at or after age 60 or starts at age 60 for a separation from service before the age of 60.

On November 10, 2017, amendments were made to the SERPs with Richard M. Adams, Jr., James J. Consagra, Jr., Mark Tatterson and Craige Smith to amend the definition of disability to comply with the final rules related to disability claims procedures recently issued by the U.S. Department of Labor.

On February 26, 2018, amendments were made to the SERPs with Richard M. Adams, Jr., James J. Consagra, Jr., Mark Tatterson and Craige Smith to revise the vesting and non-competition provisions in the SERPs as follows:

•        the SERP benefit will be deemed to be 100% vested and the executive will not be subject to the one-year non-compete restrictions under the SERP following a change of control in the event of (i) an involuntary termination other than for “Cause,” or (ii) any resignation (whether voluntary, with or without Good Reason, upon retirement, etc.).

•        even if no change of control occurs, the SERP benefit will be deemed to be 100% vested and the executive will not be subject to the one- year non-compete restrictions under the SERP in the event of (i) a voluntary resignation at any time for “Good Reason” or (ii) an involuntary termination of the executive other than for “Cause.”

•        the applicable SERP benefit will be deemed to be 100% vested if the executive becomes Disabled.

•        if no change of control has occurred, an executive who resigns without “Good Reason” will remain subject to the applicable vesting schedule and the one year non-compete provisions in the SERP.

•        in all cases, whether or not a change of control has occurred, a termination for “Cause” will result in a forfeiture of the SERP benefit.

•        provisions in the SERPs which provide for forfeiture due to suicide or misstatement were deleted.

Change of Control Agreements. In August of 2000, United entered into Change of Control Agreements with named executive officers Richard M. Adams, Jr. and James J. Consagra, Jr. to encourage them not to terminate their employment with United because of the possibility that United might be acquired by another entity. The Change in Control Agreements were subsequently amended and restated in November of 2008 to comply with the requirements of Internal Revenue Code Section 409A. The Board of Directors determined that such an arrangement was appropriate, considering the entry of large regional bank holding companies into United’s market areas. The agreements were not undertaken in the belief that a change of control of United was imminent. In November of 2017, the definition of disability in the Change of Control Agreements with named executive officers Richard M. Adams, Jr. and James J. Consagra, Jr. was amended to comply with the final rules related to disability claims procedures recently issued by the U.S. Department of Labor.

Generally, the agreements provide severance compensation to those officers if their employment should end under certain specified conditions after a change of control of United. Compensation is paid upon any involuntary termination within two years following a change of control unless the officer is terminated for cause. In addition, compensation will be paid after a change of control if (i) the officer voluntarily terminates employment within two years of a change in control because of a decrease in the total amount of the officer’s base salary below the level in effect on the date of consummation of the change of control, without the officer’s consent; (ii) upon a material reduction in the importance of the officer’s job responsibilities without the officer’s consent; (iii) upon geographical relocation of the officer without consent to an office more than fifty (50) miles from the officer’s location at the time of a change of control; (iv) upon failure by United to obtain assumption of the contract by its successor or (v) upon any termination of employment within thirty-six (36) months after consummation of a change of control which is effected for any reason other than good cause.

Under the agreements, a change of control is defined in Section 409A and the regulations issued thereunder and includes:

•        a change in the ownership of United which is defined to occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of United that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of United,

•        a change in the effective control of United, which is defined to occur on (1) the date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of United possessing 30% or more of the total voting power of United, and also to occur on (2) the date a majority of members of United’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of United’s board of directors before the date of the appointment or election, and

•        a change in the ownership of a substantial portion of United’s assets which is defined to occur on the date that any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from United that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of United immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of United, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

Under the agreements, severance benefits include: (a) cash payment equal to the officer’s monthly base salary in effect on either (i) the date of termination; or (ii) the date immediately preceding the change of control, whichever is higher, multiplied by the number of full months between the date of termination and the date that is thirty-six (36) months after the date of consummation of the change of control; (b) payment of a pro-rata amount of the cash incentive award, if any, awarded to executive under United’s Incentive Plan; and (c) continuing participation in employee benefit plans and programs such as retirement, disability and medical insurance for the period of time during which the officer would be entitled (or would, but for such plan, be entitled) to continuation coverage under a group health plan of the service recipient under Code section 4980B (COBRA) if the officer elected such coverage and paid the applicable premiums, but in no event shall such period exceed thirty-six (36) months following the date of termination.

The agreements do not affect the right of United to terminate the officer, or change the salary or benefits of the officer, with or without good cause, prior to any change of control; provided, however, any termination or change which takes place after discussions have commenced which result in a change of control will be presumed to be a violation of the agreement and will entitle the officer to the benefits under the agreement, absent clear and convincing evidence to the contrary if such termination or change takes place within two years after the change of control.

The following table shows the potential incremental value transfer to each named executive under various termination scenarios. The table was prepared as though each named executive officer’s employment was terminated on December 31, 2018 (the last business day of 2018). The amounts in the row labeled “If Change in Control (CIC) Termination Occurs during FY 2018” assume that a change in control occurred on December 31, 2018. We are required by the SEC to use these assumptions. With these required assumptions, the Company believes that the remaining assumptions listed in the footnotes below, which are necessary to produce these estimates, are reasonable in the aggregate. However, the executives’ employment was not terminated on December 31, 2018, and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those described if either or both of them occur on any other date or at any other price, or if any assumption is not correct in fact.

Incremental Value Transfer	Richard M. Adams (2)	Richard M. Adams, Jr. (3)	James J. Consagra, Jr. (4)	W. Mark Tatterson (5)	Craige L. Smith (6)
If Retirement or Voluntary Termination Occurs during FY2018	$1,212,046	$395,066	$395,066	$309,731	$231,925
If Termination for Cause Occurs during FY2018	—	—	—	—	—
If Termination Without Cause Occurs during FY2018	$3,285,000	—	—	$825,000	—
If Change in Control (CIC) Termination Occurs during FY2018 (1)	$4,497,046	$2,215,921	$2,204,632	$1,134,731	$231,925
If Disability Occurs during FY2018	$4,497,046	$2,195,066	$1,235,066	$3,774,731	$231,925
If Death Occurs during FY2018	$5,297,046	$1,395,066	$1,395,066	$1,309,731	$1,082,925

Footnotes:

(1)

The benefits listed in the row entitled “If Change in Control (CIC) Termination Occurs during FY 2018” are payable upon the happening of any of the following events within two years after a change in control: (i) involuntary termination unless the officer is terminated for cause; or (ii) voluntarily termination of the officer’s employment because of (A) a decrease in the total amount of the officer’s base salary below the level in effect on the date of consummation of the change of control, without the officer’s consent, (B) a material reduction in the importance of the officer’s job responsibilities without the officer’s consent, (C) geographical relocation of the officer without consent to an office more than fifty (50) miles from the officer’s location at the time of a change of control, or (D) failure by United to obtain assumption of the contract by its successor.

(2)

Mr. R. Adams’ severance benefit under an involuntary not for cause termination, voluntary termination within six months after a CIC, death or disability is equal to 3 times his base salary. If the termination for cause is based solely upon (i) excessive absenteeism without approval by United, not caused by disability, (ii) gross or willful neglect of duty resulting in some substantial loss to United after Mr. R. Adams has been given written direction and reasonable time to perform such duties, or (iii) any acts or omissions on the part of Mr. R. Adams which when proven constitute fraud or commission of any criminal act involving the person or property of others or the public generally, or any combination of the above, United must pay Mr. R. Adams’ base salary only up until termination. Otherwise, if Mr. R. Adams is terminated for any other cause, his severance benefit is equal to 3 times his base salary. Upon a CIC, retirement, death or disability, Mr. R. Adams unvested options and restricted stock would immediately vest. Assuming the CIC, retirement, death or disability occurred on December 31, 2018, the value of Mr. R. Adams’ unvested stock options was not “in-the-money” and thus are not included in the table above. The value of Mr. R. Adams’ restricted stock would have been $1,212,046 which was calculated using the price per share of the Company’s stock on the date of the CIC, retirement, death or disability ($31.11 per share) multiplied by the number of restricted shares that would have vested (38,960). Mr. R. Adams is fully vested in the benefits under his SERP Agreement for the CIC, dismissal with or without cause, voluntary termination, expiration of contract or disability. Upon Mr. R. Adams’ death, his named beneficiary(ies) will receive a benefit of $800,000 from a company-paid life insurance policy.

(3)

Mr. R. Adams, Jr.’s severance benefit for certain terminations within two years after a CIC is equal to his monthly base salary in effect on either (i) the date of termination; or (ii) the date immediately preceding the CIC, whichever is higher, multiplied by the number of full months between the date of termination and the date that is thirty-six (36) months after the date of consummation of the change in control. Also, Mr. R. Adams, Jr. is entitled to receive an additional payment equal to a pro-rata amount of the cash incentive award, if any, awarded to him under United’s Incentive Plan for the prior year and to participate in health care, life insurance and disability perquisites for the period of time during which he would be entitled (or would, but for such plan, be entitled) to continuation coverage under a group health plan of the service recipient under Code section 4980B (COBRA) if he elected such coverage and paid the applicable premiums, but in no event shall such period exceed 36 months following the applicable termination within two years after a CIC. Upon a CIC, retirement, death or disability, Mr. R. Adams, Jr.’s unvested options and restricted stock would immediately vest. Assuming the CIC, retirement, death or disability occurred on December 31, 2018, the value of Mr. R. Adams, Jr.’s unvested stock options was not “in-the-money” and thus are not included in the table above. The value of Mr. R. Adams, Jr.’s restricted stock would have been $395,066 which was calculated using the price per share of the Company’s stock on the date of the CIC, retirement, death or disability ($31.11 per share) multiplied by the number of restricted shares that would have vested (12,699). If Mr. R. Adams, Jr. becomes completely disabled, he is eligible for disability benefits of $10,000 per month up until age 65. Upon Mr. R. Adams, Jr.’s death, his named beneficiary(ies) will receive a benefit of $1,000,000 from a company-paid life insurance policy.

(4)

Mr. Consagra’s severance benefit for certain terminations within two years after a CIC is equal to his monthly base salary in effect on either (i) the date of termination; or (ii) the date immediately preceding the CIC, whichever is higher, multiplied by the number of full months between the date of termination and the date that is thirty-six (36) months after the date of consummation of the change in control. Also, Mr. Consagra is entitled to receive an additional payment equal to a pro-rata amount of the cash incentive award, if any, awarded to him under United’s Incentive Plan for the prior year to participate in health care, life insurance and disability perquisites for the period of time during which he would be entitled (or would, but for such plan, be entitled) to continuation coverage under a group health plan of the service recipient under Code section 4980B (COBRA) if he elected such coverage and paid the applicable premiums, but in no event shall such period exceed thirty six (36) months following the applicable termination within two years after a CIC. Upon a CIC, retirement, death or disability, Mr. Consagra’s unvested options and restricted stock would immediately vest. Assuming the CIC, retirement, death or disability occurred on December 31, 2018, the value of Mr. Consagra’s unvested stock options was not “in-the-money” and thus are not included in the table above. The value of Mr. Consagra’s restricted stock would have been $395,066 which was calculated using the price per share of the Company’s stock on the date of the CIC, retirement, death or disability ($31.11 per share) multiplied by the number of restricted shares that would have vested (12,699). If Mr. Consagra becomes completely disabled, he is eligible for disability benefits of $10,000 per month up until age 65. Upon Mr. Consagra’s death, his named beneficiary(ies) will receive a benefit of $1,000,000 from a company-paid life insurance policy.

(5)

Mr. Tatterson’s SERP benefit will immediately vest for an involuntary not for cause termination, CIC and a disability. Assuming the involuntary not for cause termination, CIC or disability occurred on December 31, 2018, Mr. Tatterson was 50% vested in his SERP benefit and therefore would receive an incremental value equal to the remaining 50% of the benefit to be accrued. This incremental value for Mr. Tatterson would have been $825,000 which is calculated by multiplying his remaining percentage to vest (50%) by his annual benefit of $110,000 for a period of fifteen (15) years. Upon a CIC, retirement, death or disability, Mr. Tatterson’s unvested options and restricted stock would immediately vest. Assuming the CIC, retirement, death or disability occurred on December 31, 2018, the value of Mr. Tatterson’s unvested stock options was not “in-the-money” and thus are not included in the table above. The value of Mr. Tatterson’s restricted stock would have been $309,731 which was calculated using the price per share of the Company’s stock on the date of the CIC, retirement, death or disability ($31.11 per share) multiplied by the number of restricted shares that would have vested (9,956). If Mr. Tatterson becomes completely disabled, he is eligible for disability benefits of $10,000 per month up until age 65. Upon Mr. Tatterson’s death, his named beneficiary(ies) will receive a benefit of $1,000,000 from a company-paid life insurance policy.

(6)

Upon a CIC, retirement, death or disability, Mr. Smith’s unvested options and restricted stock would immediately vest. Assuming the CIC, retirement, death or disability occurred on December 31, 2018, the value of Mr. Smith’s unvested stock options was not “in-the-money” and thus are not included in the table above. The value of Mr. Smith’s restricted stock would have been $231,925 which was calculated using the price per share of the Company’s stock on the date of the CIC, retirement, death or disability ($31.11 per share) multiplied by the number of restricted shares that would have vested (7,455). Upon Mr. Smith’s death, his named beneficiary(ies) will receive a benefit of $851,000 from a company-paid life insurance policy.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, we are required to calculate and disclose the total compensation for our median paid employee, as well as the ratio of this employee’s total compensation compared to the total compensation of Mr. Richard M. Adams, our Chairman of the Board and CEO (our “CEO”).

For 2018, our last completed fiscal year:

•        The median of the annual total compensation of all employees of our company (other than Mr. Adams), was $51,442; and

•        The annual total compensation of Mr. Adams, our Chairman of the Board and CEO was $3,255,935.

Based on this information, the ratio for 2018 of the annual total compensation of our CEO to the median of the annual total compensation of all employees is 63 to 1. Total compensation for our CEO and the median employee includes company 401(k) plan matches and company paid life, health and disability insurance premiums (to the extent these individuals participated in these programs).

We completed the following steps to identify the median of the annual total compensation of all our employees and to determine the annual total compensation of our median employee and CEO:

•        As of December 31, 2018, we identified our employee population including any full-time, part-time, temporary, or seasonal employees employed on that date.

•        To find the median of the annual total compensation of all our employees (other than our CEO), we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for fiscal 2018. In making this determination, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2018 but did not work for us the entire year. No full-time equivalent adjustments were made for part-time employees.

•        We identified our median employee using this compensation measure and methodology, which was consistently applied to all our employees included in the calculation.

•        After identifying the median employee, we added together all of the elements of such employee’s compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $51,442.

•        With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table.

We identified our median employee and calculated our CEO pay ratio in accordance with SEC rules and methods for disclosure for the year ended December 31, 2018. This methodology is consistent with the methodology used in determining the median employee for the year ended December 31, 2017. However, due to differences in our employee population each year and the nature of the methodology we use to identify our median employee each year, differences in compensation between our median employees identified for 2017 and 2018 do not necessarily reflect overall employee compensation movement at our Company.

Outstanding Equity Awards at December 31, 2018

The following table sets forth certain information regarding the number and term of stock option and restricted stock awards for each of the named executives as of December 31, 2018.

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
				(#)	($)		(#)	($)	(#)	($)
Richard M. Adams	01/25/10	60,000	—	—	$22.31	01/25/20	—	—	—	—
	02/28/11	60,000	—	—	$28.64	02/28/21	—	—	—	—
	02/27/12	33,300	—	—	$29.40	02/27/22	—	—	—	—
	02/19/13	33,300	—	—	$26.19	02/19/23	—	—	—	—
	02/24/14	33,300	—	—	$28.89	02/24/24	—	—	—	—
	02/23/15	24,975	8,325	—	$36.92	02/23/25	2,325	$72,331	—	—
	02/29/16	16,650	16,650	—	$35.04	02/29/26	4,650	$144,662	—	—
	02/27/17	12,380	37,139	—	$45.30	02/27/27	13,708	$426,448	—	—
	02/26/18	—	49,519	—	$37.60	02/26/28	18,277	$568,597	—	—
Richard M. Adams, Jr.	01/25/10	20,000	—	—	$22.31	01/25/20	—	—	—	—
	02/28/11	20,000	—	—	$28.64	02/28/21	—	—	—	—
	02/27/12	11,100	—	—	$29.40	02/27/22	—	—	—	—
	02/19/13	11,100	—	—	$26.19	02/19/23	—	—	—	—
	02/24/14	11,100	—	—	$28.89	02/24/24	—	—	—	—
	02/23/15	8,325	2,775	—	$36.92	02/23/25	775	$24,110	—	—
	02/29/16	5,550	5,550	—	$35.04	02/29/26	1,550	$48,221	—	—
	02/27/17	4,015	12,045	—	$45.30	02/27/27	4,446	$138,315	—	—
	02/26/18	—	16,060	—	$37.60	02/26/28	5,928	$184,420	—	—
James J. Consagra, Jr.	01/25/10	20,000	—	—	$22.31	01/25/20	—	—	—	—
	02/28/11	20,000	—	—	$28.64	02/28/21	—	—	—	—
	02/27/12	11,100	—	—	$29.40	02/27/22	—	—	—	—
	02/19/13	11,100	—	—	$26.19	02/19/23	—	—	—	—
	02/24/14	11,100	—	—	$28.89	02/24/24	—	—	—	—
	02/23/15	8,325	2,775	—	$36.92	02/23/25	775	$24,110	—	—
	02/29/16	5,550	5,550	—	$35.04	02/29/26	1,550	$48,221	—	—
	02/27/17	4,015	12,045	—	$45.30	02/27/27	4,446	$138,315	—	—
	02/26/18	—	16,060	—	$37.60	02/26/28	5,928	$184,420	—	—
W. Mark Tatterson	01/25/10	7,500	—	—	$22.31	01/25/20	—	—	—	—
	02/28/11	8,500	—	—	$28.64	02/28/21	—	—	—	—
	02/27/12	8,300	—	—	$29.40	02/27/22	—	—	—	—
	02/19/13	8,300	—	—	$26.19	02/19/23	—	—	—	—
	02/24/14	8,300	—	—	$28.89	02/24/24	—	—	—	—
	02/23/15	6,848	2,283	—	$36.92	02/23/25	638	$19,833	—	—
	02/29/16	4,565	4,565	—	$35.04	02/29/26	1,275	$39,665	—	—
	02/27/17	3,113	9,340	—	$45.30	02/27/27	3,447	$107,236	—	—
	02/26/18	—	12,453	—	$37.60	02/26/28	4,596	$142,982	—	—
Craige L. Smith	01/25/10	10,000	—	—	$22.31	01/25/20	—	—	—	—
	02/28/11	12,500	—	—	$28.64	02/28/21	—	—	—	—
	02/27/12	8,300	—	—	$29.40	02/27/22	—	—	—	—
	02/19/13	8,300	—	—	$26.19	02/19/23	—	—	—	—
	02/24/14	8,300	—	—	$28.89	02/24/24	—	—	—	—
	02/23/15	6,225	2,075	—	$36.92	02/23/25	575	$17,888	—	—
	02/29/16	4,150	4,150	—	$35.04	02/29/26	1,150	$35,777	—	—
	02/27/17	2,218	6,653	—	$45.30	02/27/27	2,456	$76,391	—	—
	02/26/18	—	8,871	—	$37.60	02/26/28	3,274	$101,854	—	—

Footnotes:

(1)	All options except for the options granted in 2018, 2017, 2016 and 2015 were vested as of December 31, 2018.

(2)

All unexercisable options consist solely of those options granted in 2018, 2017, 2016 and 2015. The options granted in 2018, 2017, 2016 and 2015 vest equally over a four-year period ending on February 26, 2022, February 27, 2021, February 29, 2020, and February 23, 2019, respectively.

(3)

The shares of restricted stock granted in 2018, 2017, 2016 and 2015 vest equally over a four-year period ending on February 26, 2022, February 27, 2021, February 29, 2020, and February 23, 2019, respectively.

(4)	The market value is calculated by multiplying the number of restricted shares that has not vested by the price per share of the Company’s stock on December 31, 2018 ($31.11 per share).

Stock Option Exercises and Stock Vested During 2018

The following table sets forth certain information regarding individual stock option exercises and stock awards vested during 2018 by each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Richard M. Adams	—	—	14,044	$523,870
Richard M. Adams, Jr.	—	—	3,807	$141,787
James J. Consagra, Jr.	—	—	3,807	$141,787
W. Mark Tatterson	—	—	2,999	$111,650
Craige L. Smith	—	—	2,544	$94,629

Footnotes:

(1)

Total value realized on vesting is equal to the number of shares acquired on vesting multiplied by the market price of the underlying securities on the vesting dates of February 23 ($37.00), February 24 ($37.55), February 27 ($37.60) and February 28, 2018 ($36.50).

Director Compensation

The following table sets forth certain information regarding the compensation earned by or awarded to each director who served on United’s Board of Directors in 2018 except for Mr. Richard M. Adams whose compensation as a named executive officer of the Company is presented in the Summary Compensation Table on page 33. Mr. R. Adams is not compensated for his board service.

Name	Fees Earned or Paid in Cash ($)	Stock Awards (5) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($)	Total ($)

Robert G. Astorg (7)	$61,104	$40,006	—	—	—	—	$101,110

Peter A. Converse (1)(7)	$42,754	$40,006	—	—	—	$120,000	$202,760

Michael P. Fitzgerald (2)	—	—	—	—	—	$334,640	$334,640

Theodore J. Georgelas (7)	$42,504	$40,006	—	—	—	—	$82,510

J. Paul McNamara (3)(7)	$65,004	$40,006	—	—	$1,024	—	$106,034

Mark R. Nesselroad (7)	$62,504	$40,006	—	—	—	—	$102,510

Albert H. Small, Jr. (4)	$7,125	—	—	—	—	—	$7,125

Mary K. Weddle (7)	$65,754	$40,006	—	—	—	—	$105,760

Gary G. White (7)	$63,004	$40,006	—	—	—	—	$103,010

P. Clinton Winter (7)	$83,504	$40,006	—	—	—	—	$123,510

Footnotes:

(1)	Mr. Converse’s “Other Compensation” consists of $120,000 received for services performed under a contract as an independent contractor.

(2)

Mr. Fitzgerald’s “Other Compensation” includes a salary from United of $300,000, company contributions to his 401(K) Plan, life insurance, health and disability coverage premiums which Mr. Fitzgerald received in his capacity as President of United Bank.

(3)	In 2018, Mr. McNamara received $258,555 under a SERP Agreement United assumed in the acquisition of Sequoia Bancshares, Inc. which is not included in the table above.

(4)	Mr. Small joined the Board of Directors on November 16, 2018.

(5)

Compensation amounts reflect the grant date fair value of 1,064 shares of restricted stock awarded in accordance with FASB ASC Topic 718. The compensation amount was calculated using a grant date closing stock price of $37.60.

(6)

Change in the value of the director’s Pension and SERP during the year of 2018. For Mr. McNamara, his Pension value increased $1,024 while his SERP value decreased $301,111 and thus was not included in the table above.

(7)	As of December 31, 2018, Messrs. Astorg, Converse, Georgelas, McNamara, Nesselroad, White, and Winter and Ms. Weddle held 2,227 unvested shares of restricted stock.

Each director of the Company, except for Mr. R. Adams and Mr. Fitzgerald, receives an annual retainer fee of $30,000 regardless of United Board Meeting attendance and $2,000 for each United Board Meeting attended or $1,000 if attended by conference call. In addition, each director of the Company, except for Mr. R. Adams and Mr. Fitzgerald, receives restricted stock awards with a total grant date fair value of $40,000 annually under the terms of United’s 2016 LTI Plan. Restricted shares granted to the directors have a four-year time-based vesting period. Recipients of restricted shares do not pay any consideration to United for the shares, have the right to vote all shares subject to such grant and receive all dividends with respect to such shares, whether or not the shares have vested. Mr. R. Adams and Mr. Fitzgerald receive no compensation for their United board service. As members of United Bank’s Board of Advisors (“Advisory Board”), Mr. Converse, Mr. Georgelas, Mr. McNamara, Mr. Small and Ms. Weddle, each receive a fee of $750 for each Advisory Board meeting attended or $375 if attended by conference call. Effective May of 2019, each director of the Company, except for Mr. R. Adams and Mr. Fitzgerald, will receive an annual retainer fee of $35,000 regardless of United Board Meeting attendance and $2,500 for each United Board Meeting attended or $1,250 if attended by conference call.

Each director who serves on the Executive, Audit, Compensation, Risk, and Governance and Nominating Committees receives a fee of $2,000 for each United Board Committee Meeting attended or $1,000 if attended by conference call except for Mr. R. Adams, Mr. Astorg and Mr. Fitzgerald. Mr. R. Adams and Mr. Fitzgerald receive no compensation for serving on any committee. Mr. Astorg, as Chairman of the Audit Committee, receives a retainer payment of $1,200 per month without regard to committee meeting attendance. Mr. Winter, as Chairman of the Compensation Committee, receives a retainer payment of $1,500 per quarter without regard to committee meeting attendance in addition to the fee of $2,000 for each United Board Committee Meeting attended or $1,000 if attended by conference call. As Chairman of the Governance and Nominating Committee, Mr. McNamara receives a retainer payment of $1,500 per quarter without regard to committee meeting attendance in addition to the fee of $2,000 for each United Board Committee Meeting attended or $1,000 if attended by conference call. Mr. Nesselroad, as Chairman of the Risk Committee, receives a retainer payment of $1,500 per quarter without regard to committee meeting attendance in addition to the fee of $2,000 for each United Board Committee Meeting attended or $1,000 if attended by conference call. Mr. Winter, as Lead Director of the independent directors of the Board, receives a retainer payment of $2,500 per quarter without regard to meeting attendance in addition to the fee of $2,000 for each United Board Committee Meeting attended or $1,000 if attended by conference call. Effective May of 2019, the retainer fee for the Lead Director of the independent directors of the Board will increase to $3,750 per quarter without regard to meeting attendance. Also effective May of 2019, the retainer fee for the Chairperson of the Audit Committee will be increased to $1,250 per month without regard to committee meeting attendance and the retainer fee for the Chairperson of the Governance and Nominating Committee and the Chairperson of the Risk Committee will be increased to $1,875 per quarter without regard to committee meeting attendance . Directors are reimbursed for meeting attendance expenses in accordance with the Board’s reimbursement policy.

On November 24, 2008, the Board of Directors approved a Deferred Compensation Plan (the “Plan”) for the Directors of United as well as for the directors of its banking subsidiary, United Bank. This Plan was drafted to be compliant with Internal Revenue Code Section 409A. Under the Plan, any director may defer all or any portion of his or her fees for board service. A participant’s deferral account will be held in trust by United until distribution. Amounts deferred under the Plan will be payable twelve months after separation from service in either a single lump sum payment or equal monthly, quarterly or annual installment payments over a period of not more than five years.

Mr. Converse entered into an Independent Contractor Agreement with United Bank effective April 1, 2016. The Independent Contractor Agreement has an initial one-year term which extends for additional one year periods unless terminated by either party at any time on thirty days notice. Compensation under the Independent Contractor Agreement is $120,000 per year to be paid in equal semi-monthly installments.

On June 3, 2016, Mr. Fitzgerald entered into an Amended and Restated Employment Agreement with United and United Bank pursuant to which Mr. Fitzgerald agreed to serve as the Vice Chairman of United

Bank at an annual base salary of $300,000. The original term of the Amended and Restated Employment Agreement was for two years. In May of 2018, Mr. Fitzgerald agreed to serve as President of United Bank at the same annual base salary of $300,000. Mr. Fitzgerald is entitled under his prior Amended and Restated Employment Agreement to a retention bonus of $739,200 payable over a period of twenty-three (23) months beginning thirteen (13) months after a separation from service.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Committee Report

The following Compensation Committee Report shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or Securities Exchange Act of 1934, each as amended, except to the extent that United specifically incorporates it by reference into such filing.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

J. Paul McNamara	Mark R. Nesselroad
Gary G. White	P. Clinton Winter, Chairman

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of the following members: J. Paul McNamara, Mark R. Nesselroad, Gary G. White and P. Clinton Winter. No member of the Compensation Committee was a member or officer of the Company or any of its subsidiaries during 2018 or was formerly an officer of the Company or any of its subsidiaries. No executive officer of the Company has served as a member of the Compensation Committee or as a director of any other entity whose executive officers have served on the Compensation Committee of the Company or has served as a director of the Company. In addition, no member of the Compensation Committee has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS,

NOMINATIONS OF DIRECTORS, AND OTHER BUSINESS OF SHAREHOLDERS

Stock Transfers

United Bankshares, Inc. common stock is listed on the NASDAQ Global Select Market. The quotation symbol is “UBSI”.

Shareholder Proposals for 2020 Annual Meeting

Shareholder Proposals For Inclusion in Proxy Statement. Presently, the next annual meeting of United shareholders is scheduled for May 18, 2020. Under the SEC rules, any shareholder proposals to be presented at the 2020 Annual Meeting must be received at the principal office of United no later than December 3, 2019 for inclusion in the proxy statement and form of proxy relating to the 2020 Annual Meeting. If the scheduled date for the 2020 Annual Meeting is changed by more than thirty (30) days, shareholders will be informed of the new meeting date and the revised date by which shareholder proposals must be received. We strongly encourage any shareholder interested in submitting a proposal to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a proposal does not guarantee that we will include it in our proxy statement.

Shareholder Proposals for Presentation at 2020 Annual Meeting. In order to be considered for possible action by shareholders at the 2020 Annual Meeting, shareholder proposals not included in the Company’s proxy statement must be submitted to the principal office of United by February 16, 2020, which is 45 calendar days before the one-year anniversary of the date United released the previous year’s annual proxy statement to shareholders. If notice is not provided by February 16, 2020, the proposal will be considered untimely and, if presented at the 2020 Annual Meeting, the persons named in the Company’s proxy for the 2020 Annual Meeting will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

All shareholder proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, as well as United’s Restated Bylaws.

Nomination of Directors

Shareholder nominations for Directors may be made only if such nominations are made in accordance with the procedures set forth in Article II, Section 5 of the Restated Bylaws of United, which section, in full, is set forth as follows:

Section 5. Nomination of directors. Directors shall be nominated by the Board prior to the giving of notice of any meeting of shareholders wherein directors are to be elected. Additional nominations of directors may be made by any shareholder; provided that such nomination or nominations must be made in writing, signed by the shareholder and received by the Chairman or President no later than ten (10) days from the date the notice of the meeting of shareholders was mailed; however, in the event that notice is mailed less than thirteen (13) days prior to the meeting, such nomination or nominations must be received no later than three (3) days prior to any meeting of the shareholders wherein directors are to be elected.

Shareholder Account Maintenance

Computershare acts as our Transfer Agent. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer common shares and similar issues can be handled by either contacting:

Computershare	or	United Bankshares, Inc.
P.O. Box 505000		Shareholder Relations Department
Louisville, Kentucky 40233		United Square
(888) 470-5886		Fifth and Avery Streets
www.computershare.com/investor		Parkersburg, West Virginia 26101
(304) 424-8800

Shareholder Communications

Shareholders of United may communicate with the Board of Directors, including non-management directors, by sending a letter to UBSI Board of Directors, c/o W. Mark Tatterson, Chief Financial Officer, 514 Market Street, Parkersburg, WV 26101. Communications sent by qualified shareholders for proper, non-commercial purposes will be transmitted to the Board of Directors or appropriate committee as soon as practicable.

If the personnel responsible for receiving and processing the communications determine that the substance of the communication is not of a type that is appropriate for delivery to the Board of Directors, the personnel shall take the following action:

•

if the communication is in respect of an individual grievance or other interest that is personal to the party submitting the communication, the personnel shall determine if there exists a standing body or department of the Company which is authorized to deal with communications of this type and, if so, shall forward the communication to that body or department, and shall inform the person submitting the communication of this action; otherwise, the personnel shall take no further action with respect to such communication;

•

if the communication appears to advocate United’s engaging in illegal activity, the personnel shall refer the communication to counsel, which may be counsel in United’s legal department, and if counsel confirms this assessment, the personnel shall take no further action with respect to such communication;

•

if the communication appears to contain offensive, scurrilous or abusive content, the personnel shall refer the communication to a senior officer of United, and if the officer confirms this assessment, the personnel shall take no further action with respect to such communication; and

•

if the communication appears to have no rational relevance to the business or operations of United, the personnel shall refer the communication to a senior officer of United, and if the officer confirms this assessment, the personnel shall take no further action with respect to such communication.

If a communication is not presented to the directors because the personnel responsible for receiving and processing the communications deems that it is not appropriate for delivery to the directors under these procedures, that communication must nonetheless be made available to any director to whom it was directed and who wishes to review it.

FORM 10-K

The Company will furnish without charge to each person whose proxy is being solicited, upon the request of any such person, a copy of the Company’s annual report on Form 10-K for 2018. Requests for copies of such report should be directed to Shareholder Relations Department, United Bankshares, Inc., P. O. Box 1508, Parkersburg, West Virginia 26102.

Whether or not you plan to attend the Meeting, please mark, sign, date and promptly return the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

By Order of the Board of Directors

Richard M. Adams
Chairman of the Board and
Chief Executive Officer

April 1, 2019

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on May 14, 2019.
Online
Go to www.investorvote.com/UBSI or scan the QR code – login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA,US territories and Canada
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/UBSI

2019 Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	01 - Richard M. Adams	02 - Peter A. Converse	03 - Michael P. Fitzgerald	04 - Theodore J. Georgelas	+
		05 - J. Paul McNamara	06 - Mark R. Nesselroad	07 - Albert H.Small, Jr.	08 - Mary K. Weddle
		09 - Gary G. White	10 - P. Clinton Winter

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the selection of Ernst & Young LLP to act as the independent registered public accounting firm for 2019.	☐	☐	☐	3.	To approve, on an advisory basis, the compensation of United’s named executive officers.	☐	☐	☐
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3.

B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners must sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

◾		1 P C F	+
030JNB

Annual Meeting of

United Bankshares, Inc.

Wednesday, May 15, 2019 at 4:00 p.m. EST

Washington Golf & Country Club

3017 North Glebe Road, Arlington, VA

IIMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD ON MAY 15, 2019.

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our Annual Report, are available free of charge on the following website: www.ubsi-inc.com

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/UBSI

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — UNITED BANKSHARES, INC. PROXY FOR 2019 ANNUAL SHAREHOLDERS’ MEETING	+

Know all men by these presents that the undersigned shareholder(s) of United Bankshares, Inc., Charleston, West Virginia does hereby nominate, constitute and appoint James J. Consagra, Jr. and W. Mark Tatterson or either one of them, with full power to act alone as the true and lawful attorneys for the undersigned with full power of substitution for and in the name, place and stead of the undersigned to vote all the common stock of United Bankshares, Inc., standing in the undersigned’s name on its books on March 7, 2019, at the 2019 Annual Meeting of Shareholders to be held at the Washington Golf & Country Club, 3017 North Glebe Road, Arlington, VA on May 15, 2019 at 4:00 p.m., local time or any adjournments thereof, with all the powers the undersigned would possess if personally present as follows:

The undersigned acknowledges receipt of the Notice and Proxy Statement dated April 1, 2019, and hereby revokes all proxies previously given by the undersigned for said meeting.

This proxy confers authority to vote “FOR” proposals 1, 2, and 3, unless otherwise indicated. The Board of Directors recommends a vote “FOR” proposals 1, 2, and 3.

Unless a different allocation is indicated, the proxies will vote your total cumulative vote ratably for the directors for whom you are voting unless directed otherwise by the Board of Directors of United Bankshares, Inc.

This proxy is solicited on behalf of the Board of Directors of United Bankshares, Inc. and may be revoked prior to its exercise.

(Continued and to be marked, dated and signed, on the other side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

◾	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+